SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARMSTRONG WORLD INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ARMSTRONG WORLD INDUSTRIES, INC.
2500 COLUMBIA AVE., LANCASTER, PA 17603
P.O. BOX 3001, LANCASTER, PA 17604
www.armstrong.com

Thomas M. Armstrong Founder 1860

April 25, 2012

2012 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Directors of Armstrong World Industries, Inc., it is my pleasure to invite you to attend the 2012 Annual Meeting of Shareholders of Armstrong World Industries, Inc. at 8:00 a.m. on Friday, June 22, 2012. The meeting will be held at our corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania.

Whether or not you attend the meeting, we urge you to ensure that your shares are represented by voting through the Internet, by telephone, at the meeting, or by returning your vote by mail. On April 25, 2012, we mailed our shareholders a notice containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report and vote online. Please read the proxy materials and take a moment to vote.

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

On behalf of your Board of Directors, thank you for your continued support of Armstrong.

Very truly yours,

James J. O’Connor

Chairman of the Board

Armstrong World Industries, Inc.

ARMSTRONG WORLD INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 22, 2012

April 25, 2012

To the Shareholders of Armstrong World Industries, Inc.:

The 2012 Annual Meeting of Shareholders of Armstrong World Industries, Inc. (the “Company”) will be held on Friday, June 22, 2012, at 8:00 a.m. (local time), at the corporate offices of the Company at 2500 Columbia Avenue, Lancaster, Pennsylvania, for the following purposes:

1.	To elect twelve (12) directors to serve until the next annual meeting of shareholders;

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2012; and

3.	To transact any other business that may properly be raised at the meeting.

The close of business on April 9, 2012 is the record date for determining shareholders entitled to receive the notice of the meeting and attend and vote at the meeting. A list of shareholders entitled to vote at the meeting will be available for inspection during the meeting.

You are cordially invited to attend the meeting and vote. Whether or not you attend the meeting, we urge you to please ensure your shares are represented by voting through the Internet, by telephone or by signing, dating and returning a proxy card.

By order of the Board of Directors,

Mark A. Hershey

Senior Vice President, General Counsel

and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 22, 2012: The Notice of Annual Meeting, this Proxy Statement and the Company’s 2011 Annual Report are available at www.proxyvote.com.

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster, Pennsylvania 17603

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information related to the Annual Meeting of Shareholders of Armstrong World Industries, Inc. (“Annual Meeting”) to be held on Friday, June 22, 2012, beginning at 8:00 a.m., at our corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania. Directions to our corporate offices can be found on page 59. This proxy statement was prepared under the direction of the Company’s Board of Directors (“Board”) to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about April 25, 2012. When we refer to “we”, “our”, “us” and the “Company” in this Proxy Statement, we are referring to Armstrong World Industries, Inc.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

This year we have again utilized the Securities and Exchange Commission (“SEC”) rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this approach enables us to provide the materials to shareholders more quickly, while also reducing the impact of our Annual Meeting on the environment and the costs associated with printing and mailing.

How can I receive printed shareholder and proxy materials?

If you want to receive a paper copy of these materials, you must request one. There is no charge for requesting a copy. Please choose one of the following methods to make your request:

1)	Internet: www.proxyvote.com
2)	Telephone: 1-800-579-1639
3)	E-Mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow on the notice sent to you in the subject line).

Who is entitled to vote?

Each holder of record of our common shares, $0.01 par value per share (“Common Shares”), at the close of business on the record date, April 9, 2012 (“Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 58,764,938 Common Shares were issued and outstanding and entitled to vote at the Annual Meeting.

What am I voting on?

You are being asked to elect twelve nominees to serve on our Board and to ratify the appointment of our independent registered public accounting firm for 2012. The Board is not aware of any other matters to be presented for action at the meeting.

How does the Board recommend I vote on the proposals?

The Board recommends votes FOR the election of each of the nominees for director and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

How do I vote?

You may vote in any one of the following ways:

•	Internet – go to www.proxyvote.com (the website listed on your meeting notice or proxy card) and follow the instructions;

•	Telephone – use a touch tone phone to call 1-800-690-6903 (the telephone number on your meeting proxy card) and follow the instructions;

•	Mail – sign and date a proxy card, and mail it back; or

•

Attend the meeting – deliver your completed proxy card in person or complete a ballot at the meeting. However, if you hold your Common Shares through a bank or broker rather than directly with the Company, you must obtain a proxy from that firm and provide it at the meeting in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important, and we urge you to vote promptly.

What must I do to attend the meeting in person?

If you wish to attend the meeting in person, you must have been a shareholder on the Record Date and you must present an admission ticket and photo identification. To request an admission ticket, please email or write the Office of the Corporate Secretary at AdmissionTicket@armstrong.com or Attention: C. L. Putt, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001. We must receive your request at least ten (10) business days prior to the meeting. If your Common Shares are held directly in an account with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), your name will appear in our Record Date shareholder list. If your Common Shares are in the name of a broker, bank or other institution, you must provide evidence of your beneficial stock ownership on the Record Date.

How can I revoke my proxy?

Proxies are voted at the Annual Meeting. You may revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a shareholder of record on the Record Date and you returned a paper proxy card, you can write to the Company’s Secretary at our corporate offices, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, stating that you wish to revoke your proxy and that you need another proxy card. If you submitted your proxy by the Internet or by telephone, you can vote again over the Internet or by telephone. If you hold your Common Shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation. If you are a shareholder of record on the Record Date and you attend the Annual Meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

How many votes can be cast by all shareholders?

58,764,938 votes, consisting of one vote for each outstanding Common Share outstanding on the Record Date.

What is the quorum requirement for the Annual Meeting?

A quorum of the holders of the outstanding Common Shares must be present for the Annual Meeting to be held. A “quorum” is the presence at the Annual Meeting, in person or represented by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each matter to be acted on at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

What if a quorum is not present at the Annual Meeting?

If the Annual Meeting cannot be organized because a quorum is not present, the shareholders present at the Annual Meeting will have the power, except as otherwise provided by statute, to adjourn the Annual Meeting to such time and place as they may determine. Those shareholders who attend or participate at such adjourned meeting, even if less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

What vote is required to approve each item?

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of our Common Shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter.

How are votes, abstentions and broker non-votes counted?

Broker non-votes will be included in determining whether a quorum is present but will have no effect on the outcome of the matters to be voted upon at the Annual Meeting, including in connection with the election of directors. Abstentions are not considered a vote cast under Pennsylvania law. Under our bylaws (“Bylaws”), however, other than in connection with the election of directors, abstentions will have the effect of a negative vote with respect to matters to be voted upon at the Annual Meeting, including the ratification of KPMG LLP as our independent registered public accounting firm for 2012.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes and any votes cast in person, and to have one of its representatives serve as our Judge of Election for a fee of approximately $7,500 plus reasonable expenses for additional services.

What does it mean if I receive more than one proxy card or voting instructions?

It means that you have multiple accounts in which you own our Common Shares. Please vote all proxy cards/voting instructions from the Company to ensure that all your Common Shares are voted. However, you may want to contact your broker, bank or the Company’s transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is AST. All communications concerning Common Shares you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting them at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@amstock.com; or by phone 1-800-937-5449.

What should we do if multiple shareholders reside in our household, and we wish to change the copies of proxy materials that we receive?

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the annual report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the attention of Investor Relations, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, or via telephone to the Investor Relations department at 717-396-6354, we will promptly provide separate copies of the annual report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of proxy statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Who may solicit proxies on the Company’s behalf?

Our directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for these services. We will request that the Notice of Annual Meeting, this proxy statement, the proxy card, and related materials (if any), be forwarded to beneficial owners by banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. We will bear the costs of and expect to reimburse them for all such solicitations.

ITEM 1 – ELECTION OF DIRECTORS

Director Information

In connection with the appointment of James C. Melville to the Board on February 24, 2012, the Board expanded the size of the Board from eleven to twelve directors. Accordingly, twelve directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors have been elected and qualified.

Pursuant to a Shareholders’ Agreement (“Shareholders Agreement”) between the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (“Trust”) and Armor TPG Holdings LLC (“Armor TPG”) dated as of August 28, 2009, the Trust and Armor TPG agreed to take all necessary action to cause the Company’s Board to include two persons nominated by the Trust and, subject to certain conditions, two persons nominated by Armor TPG. The directors selected by Armor TPG who are currently serving on the Board pursuant to the Shareholders Agreement are David Bonderman and Kevin R. Burns. On January 25, 2012, Mr. Bonderman informed the Board of his intention to not stand for reelection as a director when his term expires at this meeting. Under the terms of the Shareholders’ Agreement, Armor TPG has designated Jeffrey Liaw, currently a Board observer for Armor TPG, as Mr. Bonderman’s replacement for nomination at this meeting. The directors selected by the Trust who are currently serving on the Board pursuant to this provision are Michael F. Johnston and Richard E. Wenz. The Trust also recommended two of the directors, Tao Huang and Larry S. McWilliams, for consideration and nomination by the Nominating and Governance Committee in 2010, but neither Mr. Huang nor Mr. McWilliams was the Trust’s nominee under the Shareholders’ Agreement.

All nominees other than Jeffrey Liaw currently serve as directors. Information concerning the nominees is provided below:

Stan A. Askren

Age 51

Director since October 2008

Mr. Askren has been Chairman and Chief Executive Officer of HNI Corporation since 2004, and President since 2003. Previously, he was Executive Vice President with HNI Corporation from 2001-2003. HNI Corporation is the second largest office furniture manufacturer in the world and the nation’s leading manufacturer and marketer of gas- and wood-burning fireplaces. Mr. Askren has also worked in several industries and previously held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI Corporation. Mr. Askren serves on the board of directors of the National Association of Manufacturers, and serves as President of the board of directors at each of the Business and Institutional Furniture Manufacturer’s Association and the Iowa Business Council. He is also active in numerous local and civic organizations and their boards. Mr. Askren received a bachelor’s degree from University of Northern Iowa, an MBA from Washington University and completed the Advanced Management Program at Harvard Business School. Mr. Askren brings public company senior management, manufacturing, sales and distribution expertise to our Board.

Kevin R. Burns

Age 48

Director since September 2009

Mr. Burns has been a Partner in the Operations Group of TPG Capital (“TPG”), a leading global investment firm with approximately $45 billion of capital under management across a family of funds which generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia, since 2003. In March 2008, Mr. Burns became the Partner in Charge of TPG’s Manufacturing/Industry Sector. Prior to joining TPG, he served as Executive Vice President and Chief Materials Officer of Solectron Corporation from 1998 to 2003. Mr. Burns received a B.S. degree in Mechanical and Metallurgical Engineering (cum laude) from The University of Connecticut and received an MBA from the Wharton School of Business. Mr. Burns brings private investment firm experience and manufacturing operations and financial expertise to our Board.

Matthew J. Espe

Age 53

Director since August 2010

Mr. Espe has been our Chief Executive Officer and President since he joined the Company on July 29, 2010. Previously, Mr. Espe was Chairman and Chief Executive Officer of Ricoh Americas Corporation, a subsidiary of Ricoh Company, Ltd., a leading provider of document management solutions and services. Prior to that role, Mr. Espe was Chairman and Chief Executive Officer of IKON Office Solutions, Inc. (“IKON”), an office equipment distributor and services provider, which was acquired by Ricoh in 2008. Mr. Espe joined IKON in 2002. Prior to joining IKON, he was employed by General Electric for 22 years. Mr. Espe received a bachelor’s degree from the University of Idaho and received an MBA from Whittier College. Mr. Espe currently also serves on the board of directors of Unisys Corporation. Mr. Espe’s intimate knowledge of our Company, gained through his service as our Chief Executive Officer and President, enables him to provide our Board with important insights regarding our operations, strategic planning and senior management personnel matters. In addition, Mr. Espe’s long tenure as chairman and chief executive officer at Ricoh Americas and IKON, and his senior executive experience at General Electric, offers management experience, leadership capabilities and business acumen to our Board.

James J. Gaffney

Age 71

Director since October 2006

From 1997 to 2003, Mr. Gaffney was a consultant to GS Capital Partners, II, LP, a private investment fund affiliated with Water Street Corporate Recovery Fund I, LP and Goldman, Sachs & Co., and other affiliated investment funds. From 1995 to 1997, Mr. Gaffney served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., composed of companies involved in the manufacturing of swimming pool equipment and pool construction. Mr. Gaffney was President and Chief Executive Officer of KDI Corporation, a conglomerate with companies involved in swimming pool construction and manufactured products. Mr. Gaffney previously served on the boards of directors of World Color Press Inc. (f/k/a Quebecor World Inc.), a commercial printing company, from 2009 to 2010, at which time it was acquired, and C&D Technologies, Inc., a manufacturer of backup power systems, from December 2010 until January 2012, at which time the company went private. Mr. Gaffney presently serves as Chairman of the board of directors of Imperial Sugar Company and serves on the boards of directors of SCP Pool, Inc. and Beacon Roofing Supply, Inc. Mr. Gaffney received a bachelor’s degree from St. John’s University and received an MBA from the New York University Stern School of Business. Mr. Gaffney offers our Board broad business experience, ranging from investment fund consulting to manufacturing to corporate reorganizations.

Tao Huang

Age 49

Director since 2010

Mr. Huang was previously the Chief Operating Officer of Morningstar, Inc., a leading independent provider of investment research around the world, until his retirement in December 2010. Mr. Huang spent almost 20 years with Morningstar, taking on increasing levels of responsibility from his start as an entry level technical programmer. He was the Director of Technology in 1992 and was named as the Chief Technology Officer in 1996; he started Morningstar’s International Operation in 1998, held the position of President of International Division until 2000; he was promoted as the Company’s Chief Operating Officer in October 2000 and served in this position until his retirement. Mr. Huang led Morningstar initiatives enabling significant growth, both organically and through acquisition, and oversaw continuous improvements in the operations of the firm’s core businesses. Mr. Huang earned a bachelor’s degree from Hunan University, China. He received an MS degree from Marquette University and an MBA from the University of Chicago. Mr. Huang brings to our Board expertise developed from his experience in a data-intense and technology-driven organization managing growth and integration of acquisitions, as well as experience in international operations.

Michael F. Johnston

Age 64

Director since 2010

Mr. Johnston was previously with Visteon Corporation, an automotive components supplier, until 2008. At Visteon, he served as Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer at various times since 2000. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry, including serving as President, North America/Asia Pacific for Johnson Controls’ Automotive Systems Group. Mr. Johnston has served as a member of the board of directors of Whirlpool Corporation, a leading manufacturer and marketer of major home appliances, since 2003, and Flowserve Corporation, a leading provider of flow control products and services for the global infrastructure markets, since 2007. Mr. Johnston is currently Chair of the corporate governance and nominating committee and Lead Director at Whirlpool and Chair of the corporate governance and nominating committee at Flowserve. Mr. Johnston received a bachelor’s degree from the University of Massachusetts and received an MBA from Michigan State University. Mr. Johnston has over 25 years cumulative public company board experience, including his role as the Chairman of the board of a public company. Mr. Johnston offers our Board particular knowledge and experience in manufacturing and design, innovation, and engineering.

Jeffrey Liaw

Age 35

New Director Nominee

Mr. Liaw is a principal of TPG and is active in TPG’s energy and industrial investing practice areas. Prior to joining TPG in 2005, Mr. Liaw was an associate at Bain Capital, a private equity investment firm, in its industrials practice. Mr. Liaw is a director of Energy Future Holdings Corp. (formerly TXU Corp.), a director and compensation committee member of Oncor Energy Delivery Company, a director of American Tire Distributors and a director and nominating and corporate governance committee member of Graphic Packaging Holding Company. Mr. Liaw has served as an observer of our Board on Armor TPG’s behalf since 2009. Mr. Liaw received a bachelor’s degree from The University of Texas at Austin and received an MBA from Harvard Business School, where he was a Baker Scholar and a Siebel Scholar. Mr. Liaw brings extensive experience working with a broad range of manufacturing companies to our Board. Mr. Liaw possesses intimate knowledge of the Company that he gained through his role as a Board observer for Armor TPG.

Larry S. McWilliams

Age 56

Director since 2010

Since May 2011, Mr. McWilliams has been President and Chief Executive Officer of Keystone Foods, a producer of proteins. From April 2011 to June 2011, Mr. McWilliams served as Chief Operating Officer of Keystone Foods, and from May 2005 to October 2010, he served as a Senior Vice President at Campbell Soup Company and subsequently became the President of Campbell International, responsible for all of Campbell

Soup’s business in Europe, Latin America and Asia Pacific. Mr. McWilliams joined Campbell Soup in March 2001 as Senior Vice President – Sales and Chief Customer Officer, overseeing the company’s relationships with its global retail partners. In April 2003, he assumed the position of President – North America Soup. He was named Senior Vice President and President – Campbell USA in March 2004. Prior to Campbell Soup, he held positions at Coca-Cola from 1995 to 2001 and the Pillsbury Company from 1993 to 1995. Mr. McWilliams formerly served on the board of governors of St. Josephs University Food Marketing Council and the Grocery Manufacturers’ Association’s Industry Affairs Council. Mr. McWilliams received a bachelor’s degree from Texas A&M University. Mr. McWilliams has more than 25 years of experience at consumer products companies. Mr. McWilliams offers our Board leadership capabilities and experience as well as extensive knowledge of sales, marketing, customer service relationships, international markets and distribution channels.

James C. Melville

Age 60

Director since 2012

Mr. Melville is a member of the Minneapolis-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, mergers and acquisitions, securities and financial areas since 1994. Prior to joining Kaplan, Strangis and Kaplan, P.A., he practiced with Dorsey and Whitney in their Minneapolis and London, England offices. Mr. Melville previously served as a member of the Board from September 2009 until July 2010, and presently serves as a member of the board of trustees of the William Mitchell College of Law and as a member of the board of directors of the Minnesota Orchestral Association. Mr. Melville served as an observer of our Board on the Trust’s behalf from August 2010 until February 2012. Mr. Melville received a bachelor’s degree and an MBA from the University of Minnesota and received a J.D. from the William Mitchell College of Law. Mr. Melville brings extensive knowledge of the law and corporate governance matters, international experience and financial acumen to our Board. He has also gained intimate knowledge of the Company through his prior service on the Board and his prior role as a Board observer for the Trust.

James J. O’Connor

Age 75

Director since February 2007

Mr. O’Connor is a Retired Chairman of the Board and Chief Executive Officer of Unicom Corporation. Mr. O’Connor joined Commonwealth Edison Company in 1963, became President in 1977, a Director in 1978 and Chairman and Chief Executive in 1980. In 1994, he was also named Chairman and Chief Executive Officer of Unicom Corporation, which then became the parent company of Commonwealth Edison Company. He retired in 1998. Mr. O’Connor currently serves on the board of directors of United Continental Holdings, Inc. and previously served on the boards of directors of Trizec Properties, Inc. (November 2003 to June 2006), Corning, Inc. (1984 to 2011) and Smurfit – Stone Container Corporation (July 2010 to May 2011). Mr. O’Connor received his bachelor’s degree from the College of Holy Cross, an MBA from Harvard University and a J.D. from Georgetown Law School. Mr. O’Connor has a broad business background, having served in senior executive positions with large companies and on the boards of companies as diverse as a utility company, an industrial manufacturing company and an airline. Mr. O’Connor offers our Board extensive knowledge and expertise in leadership, management and in board practices of other major corporations.

John J. Roberts

Age 67

Director since September 2006

Mr. Roberts served as Global Managing Partner for PricewaterhouseCoopers LLP from 1998 until his retirement in June 2002. Mr. Roberts held numerous positions at Coopers & Lybrand LLP from 1967 until its merger with Pricewaterhouse LLP in 1998. From 1994 to 1998, Mr. Roberts served as one of three members of the Office of the Chairman of Coopers & Lybrand’s United States operations. Prior to that time, Mr. Roberts held other positions at Coopers & Lybrand, including Deputy Vice Chairman, Vice Chairman and Managing Partner. While serving in various executive capacities at PricewaterhouseCoopers, Mr. Roberts performed and supervised audit, tax and business consultative services, and developed extensive expertise in public company audits and financial reporting matters. Mr. Roberts serves on the boards of directors and audit committees of Safeguard Scientifics, Inc., the Pennsylvania Real Estate Investment Trust, and Vonage Holdings Corporation. Mr. Roberts also serves on the compensation committees of Safeguard Scientifics, Inc. and Pennsylvania Real Estate Investment Trust. Mr. Roberts previously served on the board of directors of Sicor, Inc. from 2002 to 2004 and served as a director of our former holding company, Armstrong Holdings, Inc., from April 2003 to October 2006. Mr. Roberts received a bachelor’s degree from Drexel University. Mr. Roberts brings an extensive public accounting background and financial expertise to our Board.

Richard E. Wenz

Age 62

Director since 2010

Mr. Wenz is a private investor. From 2002 to 2003, Mr. Wenz was the Chief Executive Officer of Jenny Craig International, a weight loss, weight management, and nutrition company. From 2000 to 2002 Mr. Wenz was an operating affiliate of DB Capital Partners. From 1997 to 2000, Mr. Wenz was President and Chief Operating Officer of Safety 1st, Inc. During 1995 and 1996, Mr. Wenz was the partner in charge of the Chicago office of The Lucas Group, a business strategy consulting firm. Prior to 1995, Mr. Wenz held senior executive positions with Professional Golf Corporation, Electrolux Corporation, The Regina Company and Wilson Sporting Goods Company. Mr. Wenz began his career in 1971 with Arthur Young & Co. (predecessor of Ernst & Young LLP) and left the firm as a partner in 1983. Mr. Wenz is a certified public accountant, and he currently serves on the boards of directors of Summer Infant Company (as Chair of the audit and compensation committees), Easton-Bell Sports, Inc. (as Chair of the audit committee) and Pet Supplies Plus (as Chair of the audit committee). Mr. Wenz was a director of The First Years, Inc. from 2004 to 2006, Radica Games, Inc. from 2004 to 2006, Hunter Fan, Inc. from 2002 to 2006, Strategic Partners, Inc. from 2004 to 2010 and Coach America, Inc. from 2008 to 2011. Mr. Wenz received a bachelor’s degree from Northern Illinois University. Mr. Wenz brings extensive leadership and accomplishments in strategic and operational turnarounds to our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE

ELECTION OF THE TWELVE NOMINEES IDENTIFIED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles include guidelines regarding the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflict of interests, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. They are available on the Company’s website under “Company Information” and then “Corporate Governance.” http://www.armstrong.com/corporate/corporate-governance.html. Also available at the same location on our website are the charters of the Audit, Management Development and Compensation, and Nominating and Governance Committees of the Board, the Armstrong Code of Business Conduct and the Armstrong Code of Ethics for Financial Professionals. Our website is not part of this Proxy Statement and references to our website address in this Proxy Statement are intended to be inactive textual references only.

BOARD OF DIRECTORS

Director Independence

The Board has affirmatively determined that all of our directors, with the exception of Mr. Espe, are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Principles. The Board has also determined that Mr. Liaw, a nominee who is not currently a director, is independent within the meaning of the NYSE listing standards and our Corporate Governance Principles. For purposes of evaluating the independence of directors, the Board considers all relevant facts and circumstances in making an independence determination, not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. To be considered “independent,” the Nominating and Governance Committee has established qualifications to assist in the determination that either meet or exceed the independence requirements of the NYSE. Under such qualifications, it is the policy of the Company that the Board may not consider a director “independent” if, notwithstanding such director meeting the minimum standards required by the NYSE, the director:

•	has been an officer or employee of the Company within the past five years, with the exception of a director who has formerly served as an interim chief executive officer; or

•	is an executive of another company where the Company’s Chairman of the Board, Chief Executive Officer, or other senior executive officer serves on the Board of that company.

In addition, the Board considers the following factors in making an independence determination with respect to a particular director:

•	whether the director has a material personal or business relationship with the Company apart from his or her directorship;

•

whether the director consults with, is retained by, or receives anything of substantial value from the Company aside from compensation as a director, other than compensation received in connection with a director having served as an interim chief executive officer; or

•	whether the director has an immediate family member or significant business interest with a material personal or business relationship with the Company.

In addition, our Amended and Restated Articles of Incorporation (“Articles”) place certain restrictions on the composition of the Board during the period beginning on October 2, 2006 until the Trust first ceases to be the Beneficial Owner (as defined in the Articles) of at least 20% of the outstanding Common Shares of the Company (“Restricted Period”). The Articles provide that, among other things, during the Restricted Period the Board shall present to the shareholders nominations of candidates for election to the Board (or recommend the election of such candidates as nominated by others) such that, and shall take such other corporate actions as may be reasonably required to provide that, to the best knowledge of the Board, if such candidates are elected by the shareholders, at least a majority of the members of the Board shall be “Independent Directors.” For purposes of the Articles, the term “Independent Director” means a director who (i) qualifies as an “independent director” within the meaning of the corporate governance listing standards from time to time adopted by the NYSE with respect to the composition of the board of directors of a listed company (without regard to any independence criteria applicable under such standards only to the members of a committee of the board of directors); and (ii) also satisfies the minimum requirements of director independence of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not such director is a member of the audit committee. The Board uses this enhanced independence standard in determining which directors are eligible to serve on its three standing committees: Audit Committee; Management Development and Compensation Committee; and the Nominating and Governance Committee. Our Bylaws require that each of our three standing committees be comprised of “Independent Directors”, which has the same definition in the Bylaws as that in our Articles.

Based on the recommendation of the Nominating and Governance Committee and review of applicable standards, the Board determined that directors Askren, Gaffney, Huang, McWilliams, Melville, O’Connor and

Roberts are independent under Armstrong’s Articles and Bylaws, as such directors meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act. In making their determination of Mr. Melville’s independence, the Nominating and Governance Committee and the Board considered (i) his prior service as a consultant to our Chairman of the Board and as an observer for the Trust, and (ii) the extent of services performed for the Trust by Mr. Melville’s law firm.

The Committee and Board determined that directors Bonderman, Espe, Burns, Johnston and Wenz, and nominee Liaw, do not qualify as “Independent Directors” as such term is defined in the Articles and Bylaws, because such directors do not meet the enhanced independence criteria of Rule 10A-3(b)(1) under the Exchange Act.

The Board has further determined that each of the members of the Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee are independent within the meaning of the NYSE listing standards and the enhanced standards required by our Articles and Bylaws as described above.

Board’s Role in Risk Management Oversight

The Board oversees risk management. Board committees, which meet regularly and report to the full Board, have significant roles in implementing the risk oversight function. Company management is charged with managing risk through robust internal policies and controls.

The Company has maintained an enterprise risk management program since 2005. Risk management is an integral part of the Company’s business strategy. The current program represents a company-wide effort led by management with oversight from our Board. Management’s role is to identify, mitigate, guide and review the efforts of our business units, consider whether the residual risks are acceptable, and approve plans to deal with serious risks. The Board’s role in risk management is to oversee the process and improve or guide management’s decisions. Specifically, the Board oversees the Company’s:

•	processes to identify matters that create risk to achieving our business plans;

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks and how we define “major”;

•	identification of primary risk mitigation owners;

•	mitigation of major risks, and our view of the resulting residual risk; and

•	monitoring of major risks.

Under the direction of a cross-functional steering committee composed primarily of senior corporate leaders, Company management provides its feedback on business unit risks during periodic business reviews and annual strategic planning discussions. The enterprise risk management steering committee periodically meets with designated risk mitigation owners and assesses control measures. In addition, the committee regularly reevaluates the appropriateness of risk assessments and priorities. This process includes identifying risks that could prevent achievement of business goals or plans. The internal audit group uses the resulting information to determine whether its audit plan needs to be adjusted. In addition to quarterly reviews of business risks in connection with the Company’s periodic disclosures, the Board reviews, on an annual basis, summary reports that assess the strategic, operational, infrastructure and external risks facing the Company to be certain the Company develops and maintains comprehensive risk management policies and procedures to assess, mitigate and monitor risks.

Although the full Board oversees the Company’s risk management function and processes, particularly with respect to the overall business, each Board committee, consistent with its charter, assists the Board in fulfilling its responsibility by coordinating the review of certain risks that are particularly within its purview. For example, the Audit Committee considers risks associated with overall financial reporting, legal compliance and disclosure processes. Audit Committee responsibilities include monitoring the integrity of our internal control processes and assessing management’s steps to manage and report such risk exposures. The Audit Committee considers risk in quarterly and annual reviews of financial statements.

In connection with its role of overseeing the Company’s compensation and benefit practices, the Management Development and Compensation Committee (the “Compensation Committee”) reviews with management, on an annual basis, the Company’s compensation policies and practices to assess potential material risks which could result from the design and structure of the Company’s compensation programs. The Compensation Committee’s assessment is also supplemented by analysis from its independent compensation consultant. At the conclusion of its most recent review in October 2011, the Compensation Committee determined that the Company’s compensation programs are designed and administered with the appropriate balance of risk and reward and do not encourage executives to take unnecessary risks. In arriving at this conclusion, the Compensation Committee considered the following program attributes:

•	The balance between short- and long-term incentives;

•	Consideration of an executive’s qualitative and quantitative performance in determining compensation payouts, including minimum and maximum performance thresholds, and maximum award payouts;

•	Use of varied equity compensation awards that provide a balance of incentives;

•	Incentive compensation with a stock component where value is best realized through long-term appreciation of shareholder value;

•	Incentive compensation awards that are paid or vest over an extended period;

•

A long-term incentive plan that permits the Company to require a participant to forfeit unsettled benefits due to gross misconduct or engaging in a business determined to be competitive with the Company or substantially injurious to the Company’s business interests for a period of up to two years following a participant’s termination; and

•	A Company-wide compliance program applicable and accessible to every employee, which includes an external, confidential ethics line for reporting compliance-related concerns.

The Nominating and Governance Committee is responsible for establishing the overall philosophy for corporate governance and recommending changes to enhance the Board’s performance and development. The Nominating and Governance Committee annually reviews the Code of Business Conduct, as well as other Company policies with significant risk implications, such as Conflicts of Interest and Protection of Company Information.

Board Leadership Structure

Our Bylaws and Corporate Governance Principles provide the Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both as our Chairman and our Chief Executive Officer. In February 2010, the Board determined to split the positions of Chairman and Chief Executive Officer. At that time, James J. O’Connor, who had been independent Lead Director from February 2008 through February 2010, was named Chairman and continues to serve in that capacity. The split of these positions allows Matthew J. Espe, our Chief Executive Officer, to focus on managing the business, while Mr. O’Connor, as Chairman, oversees the Board’s functions. The Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and in consideration of the best interests of Company shareholders.

Responsibilities of the Chairman include recruiting new Board members, overseeing the evaluation and compensation of the CEO, ensuring an appropriate succession plan, overseeing independent evaluation of risk, coordinating Board meeting schedules and agenda, chairing and leading the discussions at the meetings, and overseeing the annual performance evaluations of the Board, its committees and its individual members. The Chairman ensures information provided by management to the Board is sufficient for the Board to fulfill its duties and communicates with other directors on key issues and concerns outside of regularly scheduled meetings. The Chairman is also responsible for ensuring the effective functioning of the committees through appropriate delegation to, and membership of, the committees. Finally, the Chairman provides effective leadership for our independent directors to facilitate the independent oversight required by our Bylaws and Corporate Governance Principles, including by ensuring that:

•	a majority of our directors are independent;

•	all of the members of the Audit Committee, Compensation Committee and Nominating and Governance Committee are independent directors; and

•

the Board meets at regularly scheduled executive sessions, outside of the presence of management and those directors not deemed to be Independent Directors (as defined in our Articles and Bylaws) by the Board. Mr. O’Connor, our Chairman of the Board, presides at these sessions. In addition, each of the Board’s three standing committees regularly meet at similar executive sessions at which the respective committee Chairs preside.

Communication with the Board

Any person who wishes to communicate with the Board, nonemployee directors as a group, or individual directors, including the Chairman, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. The Corporate Secretary will forward these communications to the intended recipient director(s). You may also send general messages to directors by email to directors@armstrong.com. If you wish to send an email message to the Nominating and Governance Committee, including a recommendation regarding a prospective director, please send the message to the CorpGovernance@armstrong.com. The Corporate Secretary will forward these messages to the appropriate director(s).

Board Meetings and Committees

The Board met seven times during 2011. There are three standing committees of the Board: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee, each described below. In addition, all Board members meet separately on a regular basis to discuss strategic matters at meetings of a Strategy Committee. The Strategy Committee met five times during 2011.

Each committee has a charter and consists solely of independent directors who meet applicable independence standards required by the NYSE, the SEC, and the Internal Revenue Service, and under the Company’s Articles and Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each Committee is determined by the Board on the recommendation of the Nominating and Governance Committee. The Company’s Corporate Governance Principles provide that (i) directors who are currently fully employed should not serve on more than two other corporate boards and (ii) other directors should not serve on more than four other corporate boards. John J. Roberts currently serves on the audit committees of three public companies other than Armstrong, which was approved by the Board.

All director nominees who served on the Board during 2011 participated in at least 75% of all meetings of the Board and meetings of the Committees on which they served. Board members are expected to attend annual meetings. All but one of the director nominees who served on the Board during 2011 attended the 2011 Annual Meeting of Shareholders.

Pursuant to the Shareholders’ Agreement, Armor TPG and the Trust have observers (“Observers”) who attend meetings of the Board and committees and are permitted to join in discussion but do not have the right to vote. Mr. Melville, from August 2010 until his appointment to the Board in February 2012, served as an Observer for the Trust. Mr. Liaw has served as an Observer for Armor TPG since 2009. The Board and committees hold executive sessions both with and without Observers. All Armor TPG Observers are subject to a Confidentiality Agreement between the Company and TPG dated November 4, 2009. All Trust Observers are subject to a Confidentiality Agreement between the Company and the Trustees effective as of September 7, 2006.

2011 Committee Membership and Meetings

Name	Audit	Management Development and Compensation	Nominating and Corporate Governance
Mr. Askren		X(Chair)
Mr. Bonderman
Mr. Burns
Mr. Espe
Mr. Gaffney		X	X(Chair)
Mr. Huang	X
Mr. Johnston
Mr. McWilliams	X	X
Mr. O’Connor			X
Mr. Roberts	X (Chair)		X
Mr. Wenz
2011 Meetings	6	7	8

Audit Committee and Audit Committee Expert. The Audit Committee met six times during 2011. The members of the Audit Committee are John J. Roberts (Chair and “Audit Committee Financial Expert”), Tao Huang and Larry S. McWilliams. Under its charter, the Audit Committee:

•

oversees (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits, non-audit services performed by the Company’s independent registered public accounting firm, and (iii) the Company’s accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;

•	assists the Board in monitoring the integrity of the Company’s financial statements and the independent registered public accounting firm’s qualifications, independence and performance;

•	considers risks associated with overall financial reporting, legal compliance and disclosure processes; and

•	supervises and reviews the effectiveness of the Company’s internal audit and legal compliance functions and compliance by the Company with legal and regulatory requirements.

Each member of the Audit Committee meets the NYSE and SEC financial literacy requirements. The Board has determined that at least one member of the Committee, John J. Roberts, qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act. Additionally, as noted above, the Board has determined that all members of the Audit Committee are independent under the listing standards of the NYSE and within the meaning of the applicable SEC rule pertaining to Audit Committees (Rule 10A-3 under the Exchange Act). The Board, after considering the circumstances of Mr. Roberts’ service on three other public company audit committees, determined that such simultaneous service does not impact his ability to effective serve on the Audit Committee. The Audit Committee regularly meets independently with the Company’s internal and independent auditors, with the leaders of the Company’s compliance function, and with management.

Management Development and Compensation Committee. The Compensation Committee met seven times during 2011. The members of the Compensation Committee are Stan A. Askren (Chair), James J. Gaffney and Larry S. McWilliams. Under its charter, the Committee:

•	oversees the design of our executive compensation and benefit programs and employment practices;

•	administers and makes recommendations regarding our incentive and equity compensation plans;

•

reviews and approves corporate goals and individual objectives relevant to the compensation of the Chief Executive Officer and evaluates the Chief Executive Officer’s performance relative to those goals and objectives, and recommends Chief Executive Officer compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the Chief Executive Officer;

•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking; and

•	monitors senior management succession planning.

The Committee also considers the executive compensation recommendations and comparative data provided by F.W. Cook & Company (“Cook & Company”), a compensation consultant engaged directly by the Committee. We have engaged Cook & Company to provide similar services with respect to our non-executive officers and nonemployee directors. Cook & Company does not provide any other services to us. See “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding the services provided by Cook & Company.

Nominating and Governance Committee. The Nominating and Governance Committee met eight times during 2011. The members of the Nominating and Governance Committee are James J. Gaffney (Chair), James J. O’Connor and John J. Roberts. Under its charter, the Committee:

•	monitors the independence of nonemployee directors;

•	reviews and evaluates director candidates and makes recommendations to the Board concerning nominees for election as Board members;

•	establishes criteria for the selection of candidates to serve on the Board;

•	recommends directors for appointment to Board committees;

•	makes recommendations to the Board regarding corporate governance matters;

•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;

•	oversees the Company’s director education and orientation programs; and

•	coordinates an annual evaluation of the performance of the Board and each committee.

During 2011, the Nominating and Governance Committee engaged Cook & Company to review the compensation program for non-employee directors, including the 2008 Directors Stock Unit Plan, as amended (“Directors Stock Unit Plan”).

When evaluating recommendations for director nominees, the Nominating and Governance Committee will consider individuals with skills, experience, expertise and backgrounds that complement those of our current directors. Typically, the Nominating and Governance Committee places significant emphasis on the following aspects of each potential director’s qualifications:

•

individual director qualities – the personal characteristics that each director should have (such as integrity, independence, diligence, business acumen, collegiality) for the Board to perform effectively as a team; and

•

specific background skills, experience and competencies – the talents and insights (preferably aligned with Company business and strategy) that should be present when the entire Board meets, with each individual director contributing in one or more areas.

The Nominating and Governance Committee considers alignment with corporate business and strategy to be critical to creating a Board that adds value for the shareholders and management team. While the Board does not have a formal diversity policy with respect to director nominations, it believes that a Board composed of individuals with diverse attributes and backgrounds enhances the quality of the board’s deliberations and decisions. The Board has an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin. The Board believes that diversity of viewpoints, educational backgrounds, and differences of professional experiences and expertise represented on the Board evidences diversity in many respects. This Board believes that this diversity, coupled with the personal and professional ethics, integrity and values of all of the directors, results in a Board that can guide the Company with thoughtful and sound business judgment.

The Nominating and Governance Committee will consider director candidates nominated by shareholders. The procedures for recommending candidates are posted at www.armstrong.com/corporatena/article9748.html under “About Armstrong” and “Corporate Governance.” Shareholders who wish to suggest individuals for service on the Board are requested to review the following documents posted on this site: “Process for Evaluation of Director Candidates,” “Director Responsibilities and Qualifications,” and “Position Description for an Armstrong Director.” Shareholders should write to the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603 and supply the following information:

•	the full name, address, education and professional experience of the proposed nominee and a statement explaining why this person would be a good director for Armstrong;

•	the consent of the proposed nominee to be considered and to serve, if elected;

•	the proposed nominee’s own self-assessment of qualifications and independence under SEC, NYSE rules and our Corporate Governance Principles; and

•	the number of Armstrong Common Shares held by both the proposed nominee, and by the person(s) supporting the proposed nominee.

When evaluating the candidacy of nominees proposed by shareholders, including the Company’s majority shareholder, the Committee also considers the number of shares owned by the nominating shareholder as well as each nominee’s responses to the Company’s Prospective Director Questionnaire, the presence or absence of any conflicts of interest, and background information. There have been no changes to the procedure by which shareholders may recommend nominees to the Board within the past year.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Askren, Gaffney and McWilliams. None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company since the beginning of 2011 that requires disclosure under applicable SEC regulations.

CODES OF ETHICS

We have adopted a Code of Business Conduct that applies to all employees, executives and directors, specifically including our Chief Executive Officer, our Chief Financial Officer and our Controller. We have also adopted a Code of Ethics for Financial Professionals (together with the Code of Business Conduct, the “Codes of Ethics”) that applies to all professionals in our finance and accounting functions worldwide, including our Chief Financial Officer and our Controller.

The Codes of Ethics are intended to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable public disclosures;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Codes of Ethics; and

•	accountability for compliance with the Codes of Ethics.

The Codes of Ethics are available at http://www.armstrong.com/corporate/corporate-governance.html and in print free of charge. Any waiver of the Company’s Code of Business Conduct, particularly its conflicts-of-interest provisions, which may be proposed to apply to any director or executive officer also must be reviewed in advance by the Nominating and Governance Committee, which would be responsible for making a recommendation to the Board for approval or disapproval. The Board’s decision on any such matter would be disclosed publicly in compliance with applicable legal standards and the rules of the NYSE. There were no waivers or exemptions from the Code of Business Conduct in 2011 applicable to any director or executive officer.

COMPENSATION OF DIRECTORS

In establishing director compensation, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and against those of similarly-sized companies in comparable industries. The Board is compensated through a combination of annual retainers and equity grants in the form of stock units. The Board believes that this level of compensation supports the Company’s ability to attract directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board. At the request of Messrs. Bonderman and Burns, and as approved by the Board, neither receives compensation for services as director. Similarly, it is expected that Mr. Liaw will not receive compensation for his services as a director should he be elected to the Board at the Annual Meeting.

During 2011, the Board amended the compensation program for non-employee directors, including the Directors Stock Unit Plan, per the recommendation of the Nominating and Governance Committee, who was advised by its compensation consultant, Cook & Company.

The table below shows the components of director compensation for 2011.

Director Compensation Table – 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
S. Askren	97,500	100,000	—	—	—	0	197,500
J. Gaffney	87,500	100,000	—	—	—	0	187,500
T. Huang	77,500	100,000	—	—	—	0	177,500
M. Johnston	77,500	100,000	—	—	—	0	177,500
L. McWilliams	77,500	100,000	—	—	—	0	177,500
J. O’Connor	165,000	195,000	—	—	—	0	360,000
J. Roberts	97,500	100,000	—	—	—	0	197,500
R. Wenz	77,500	100,000	—	—	—	3,750	181,250

(1)

Annual Retainers. Following an amendment to the Board compensation program in June 2011, for the period beginning on June 24, 2011 and ending June 22, 2012, the Company pays its non-management directors an annual cash retainer for Board service in the amount of $85,000 and its non-executive Chairman of the Board an additional annual cash retainer of $95,000. Prior to the amendment and for the period beginning January 1, 2011 and ending June 30, 2011, these amounts were $70,000 and 80,000, respectively. In addition, the Company pays an annual retainer to the chairperson of each of the committees as follows: Audit, $20,000, Compensation $20,000; and Nominating and Governance, $10,000. These amounts were not affected by the amendment described above. The Company pays no committee membership or meeting attendance fees. Cash payments are made quarterly in arrears. Cash payments may be pro-rated by the Board to correspond to the period of time served by the director between such director’s election and the next annual meeting of the shareholders.

(2)

Stock Awards. For the period beginning on June 24, 2011 and ending June 22, 2012, the Company pays its non-management directors an annual equity retainer for Board service in the amount of $100,000, which is paid in stock units under the Directors Stock Unit Plan. The Company also pays its non-executive Chairman of the Board an additional annual equity retainer of $95,000. All directors named in the table above, except Mr. O’Connor, received 2,300 stock units in 2011 as their annual equity retainer. Mr. O’Connor received 4,448 stock units for his annual equity retainer. The stock units were awarded under the Directors Stock Unit Plan. Each stock unit represents the right to receive a share of stock and dividend equivalents when the director ends his service on the Board. The stock unit grants are typically granted annually on the first business day following the first regular Board meeting following the annual meeting of shareholders, but stock unit grants may be pro-rated by the Board to correspond to the period of time to be served by the director between such director’s election and the next annual meeting of the shareholders. The stock units vest on the one-year anniversary of the award or, if earlier, the date of a change in control event, contingent upon the director’s continued service through such date. Vested stock units granted prior to June 2011 are deliverable on the earlier of six months following the termination of the director’s service on the Board or a change in control event, as defined in the Director Stock Unit Plan. All stock units, whether or not vested, are forfeited if the director is removed for cause, and unvested units are subject to forfeiture if the director terminates service for any reason prior to vesting. The grant date fair value of each director’s annual award of 2,300 stock units was approximately $100,000, except for Mr. O’Connor, whose grant date fair value for 4,448 stock units was approximately $195,000. For the number of stock units credited to each director’s account as of December 31, 2011, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS.

(3)	The directors do not receive stock options as part of their compensation for service on our Board.

(4)	There is no plan or arrangement for directors to defer the compensation that they receive as part of their compensation for service on our Board.
(5)	Mr. Wenz received special assignment fees in connection with his visits to two of our plant facilities.

Stock Ownership Guidelines

In accordance with our Corporate Governance Principles, each director must acquire and then hold until six months following the end of his service, phantom units and/or Common Shares equal in value to three times the director’s annual retainer at the time he joined the Board. Directors endeavor to reach that level of ownership within five years of joining the Board. With the exception of Directors Espe, Huang, Johnston, McWilliams and Wenz, who were each elected to the Board in 2010, and Mr. Melville, who served on our Board from 2009 to 2010 and was appointed to our Board in February 2012, all of the current directors have already achieved this ownership requirement. As provided in our Corporate Governance Principles, such stock ownership requirement is not applicable to Messrs. Bonderman and Burns and will not apply to Mr. Liaw, should he be elected at the Annual Meeting who, while not holding shares individually, nevertheless are deemed to have an equity interest by virtue of their positions with Armor TPG who, together with the Trust, holds more than 63% of our outstanding Common Shares.

MANAGEMENT

Listed below are the names, ages and positions held by each of our executive officers.

Name	Age	Position
Matthew J. Espe	53	Chief Executive Officer and President

Victor D. Grizzle	50	Executive Vice President and CEO, Armstrong Building Products

Mark A. Hershey	42	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Thomas M. Kane	51	Senior Vice President, Human Resources and Government Relations

Donald R. Maier	48	Senior Vice President, Global Operations Excellence

Thomas B. Mangas	44	Senior Vice President and Chief Financial Officer

Stephen F. McNamara	45	Vice President and Controller

Frank J. Ready	50	Executive Vice President and CEO, Armstrong Floor Products

Matthew J. Espe

Biographical information for Mr. Espe, our Chief Executive Officer and President, appears under “Item 1 – Election of Directors” on page 5.

Victor D. Grizzle

Mr. Grizzle has served as our Executive Vice President and CEO, Armstrong Building Products since January 2011. Prior to joining us, Mr. Grizzle served as Group President of Global Structures, Coatings and Tubing for Valmont Industries, a global leader of infrastructure support structures for utility, telecom and lighting markets, and manufacturer of mechanized irrigation equipment for large scale farming, from 2005. From 2004 to 2005, Mr. Grizzle was President of the Commercial Power Division of EaglePicher Corporation, a diversified manufacturer and marketer of advanced technology and industrial products for space, defense, automotive, filtration, pharmaceutical, environmental and commercial applications. From 1988 to 2004, he spent 16 years at General Electric in a variety of leadership and management roles. Mr. Grizzle earned a Bachelor of Science in Mechanical Engineering from California Polytechnic University.

Mark A. Hershey

Mr. Hershey has served as our Senior Vice President, General Counsel and Secretary since July 2011, and Chief Compliance Officer since February 2012. Prior to joining us, Mr. Hershey was Senior Vice President, General Counsel, Chief Compliance Officer and Secretary for Ricoh Americas Corp., a subsidiary of Ricoh Company Ltd., a global manufacturer and leader in digital office equipment, software and solutions and successor to IKON Office Solutions, Inc. from 2005 to 2011. From 1999 to 2004, he served at IKON as Vice President – Transactional Law from 2004 to 2005, and Senior Counsel. Prior to joining IKON, Mr. Hershey was an associate in the Corporate Department of Stradley, Ronon, Stevens and Young, LLP in Philadelphia, PA. Mr. Hershey earned a bachelor’s degree in Finance from The Pennsylvania State University and a J.D. degree from Villanova University.

Thomas M. Kane

Mr. Kane has been our Senior Vice President, Human Resources and Government Relations since August 2010; and served as our Chief Compliance Officer from February 2011 to February 2012. Prior to joining us, Mr. Kane served as Global Vice President, HR for Black & Decker Power Tools, a manufacturer of power and hand tools, from 2002 to 2010. From 1999 to 2002, he served as Global HR leader for GE Specialty Materials in Waterford, N.Y., a large manufacturer of silicone products. Mr. Kane earned a bachelor’s degree in Economics and Science from the State University of New York at Oneonta and an MBA from the State University of New York at Binghamton.

Donald R. Maier

Mr. Maier has served as our Senior Vice President, Global Operations Excellence since January 2010. Prior to joining us, from 2008 to 2010, Mr. Maier was employed by TPG and served as an operational consultant for certain of its portfolio companies, including as Director of Operational Excellence of Freescale Semiconductors, a leading global producer of imbedded micro-controllers, from March 2008 to November 2009. Mr. Maier previously served as Senior Vice President – North America from 2005 to 2008 for Hill-Rom, a leading global producer of health care equipment, technology and workflow IT systems. Mr. Maier earned a bachelor’s degree in Industrial Systems Engineering from The Ohio State University and his MBA, with a concentration in Marketing, from Xavier University.

Thomas B. Mangas

Mr. Mangas has served as our Senior Vice President and Chief Financial Officer since February 2010. Prior to joining us, Mr. Mangas served as Vice President and Chief Financial Officer of Beauty & Grooming Business of the Procter & Gamble Company, a global manufacturer and provider of a wide variety of consumer goods. Mr. Mangas previously served as General Manager and Chief Financial Officer of the Fabric Care Global Business Unit of P&G from 2005 to 2008 and Director and Chief Financial Officer of P&G Tüketim Mallari A.S. from 2003 to 2005. Mr. Mangas earned his bachelor’s degree in Economics and History from the University of Virginia, where he was elected to the Phi Beta Kappa honorary society.

Stephen F. McNamara

Mr. McNamara has served as our Vice President and Controller since July 2008. Previously, Mr. McNamara served as our Director, Internal Audit from November 2005 to July 2008, our Assistant Controller from October 2001 to November 2005 and our Manager of External Reporting from May 1999 to October 2001. Prior to joining us in 1999, Mr. McNamara was Assistant Controller with Hunt Corporation, a former international art and office supply company. Mr. McNamara earned a bachelor’s degree in accounting from Villanova University.

Frank J. Ready

Mr. Ready has served as our Executive Vice President and Chief Executive Officer, Armstrong Floor Products since January 2010. Previously, Mr. Ready served as our Executive Vice President and Chief Executive Officer

North American Flooring Products from April 2008 to January 2010, President and Chief Executive Officer, North American Flooring Operations from June 2004 to April 2008, Senior Vice President, Sales and Marketing from July 2003 to June 2004, Senior Vice President, Operations from December 2002 to July 2003, and Senior Vice President, Marketing from June 2000 to December 2002. Mr. Ready earned a bachelor’s degree in Business Administration from Franklin & Marshall College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

Certain Beneficial Owners

The following table sets forth, as of April 9, 2012, each person or entity known to us that may be deemed to have beneficial ownership of more than 5% of our outstanding Common Shares. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding
Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust c/o Kevin E. Irwin Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, OH 45202	37,470,500	(1)	63.76%

TPG Funds c/o TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	37,470,500	(2)	63.76%

Fidelity Management and Research Company c/o Scott C. Goebel 82 Devonshire Street Boston, MA 02109	8,015,954	(3)	13.64%

(1)

This information is based on a Schedule 13D filed on August 11, 2009, by Edward E. Steiner, Anne M. Ferazzi, Harry Huge and Richard Neville on behalf of the Trust. Pursuant to a Purchase and Sale Agreement, dated as of August 10, 2009, among the Trust, TPG Partners V, L.P., a Delaware limited liability company (“Partners V”) and TPG Partners VI, L.P., a Delaware limited liability company (“Partners VI”), the Trust sold 7,000,000 shares of Common Shares to Armor TPG Holdings LLC, a Delaware limited liability company (“Armor TPG”). As a result of the Shareholders’ Agreement, the Trust and TPG may be deemed to be members of a group and to beneficially own the other member’s Common Shares. The Trust may be deemed to have shared dispositive power over 37,470,500 shares.

(2)

Includes 7,489,020 Common Shares (the “Armor Shares”) directly held by Armor TPG and 29,981,480 Common Shares, (the “Trust Shares” and together with the Armor Shares, the “TPG Shares”) directly held by the Trust. The membership interests of Armor TPG are, collectively, beneficially owned by Partners V, TPG FOF V-A, LP, a Delaware limited partnership (“FOF V-A”), TPG FOF V-B, LP, a Delaware limited partnership (“FOF V-B”), Partners VI and TPG FOF VI SPV, LP, a Delaware limited partnership (together with Partners V, FOF V-A, FOF V-B and Partners VI, the “TPG Funds”). The general partner of Partners V, FOF V-A and FOF V-B is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (“Holdings I”), whose general partner is TPG Holdings IA, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware

Corporation (“Group Advisors”). The general partner of Partners VI is TPG GenPar VI, L.P., a Delaware limited partnership whose general partner is TPG GenPar VI Advisors, LLC, a Delaware limited liability company, whose sole member is Holdings I. The general partner of FOF VI is TPG Advisors VI, Inc., a Delaware corporation (“Advisors VI”). Because of the relationship between Armor TPG, Advisors VI and Group Advisors, Advisors VI and Group Advisors, Advisors VI and Group Advisors may be deemed to beneficially own the Armor Shares. Because of the Shareholders Agreement, Advisors VI and Group Advisors may be deemed to beneficially own the Trust Shares. David Bonderman and James G. Coulter are directors, officers and sole shareholders of each of TPG Advisors VI and Group Advisors and may therefore be deemed to beneficially own the TPG Shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares, except to the extent of their pecuniary interest therein. Mr. Bonderman is also a director of Armstrong World Industries, Inc. The address of Advisors VI, Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)

This information is based on a Schedule 13G Amendment No. 3 filed on February 14, 2012, by Scott C. Goebel on behalf of FMR LLC, Edward C. Johnson 3d and Fidelity Management and Research Company. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 7,604,707 of the shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 7,604,707 shares owned by the funds.

Management and Directors

The following table sets forth, as of April 9, 2012 the amount of Common Shares beneficially owned by all directors and director nominees, the Company’s currently serving named executive officers as identified in the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 24 and all directors and executive officers as a group in accordance with SEC Rules.

Name	Common Stock	Common Stock Restricted(1)(2)		Stock Options Exercisable within 60 Days	Total Beneficial Ownership
Stan A. Askren	0	0		0	0	(3)
David Bonderman	37,470,500	0		0	37,470,500	(4)
Kevin R. Burns	0	0		0	0	(5)
Matthew J. Espe	6,867	0		132,985	139,852
James J. Gaffney	0	0		0	0	(6)
Victor D. Grizzle	11,365	3,908		12,603	27,876
Tao Huang	0	0		0	0	(7)
Michael F. Johnston	0	0		0	0	(7)
Jeffrey Liaw	0	0		0	0	(8)
Donald R. Maier	16,659	6,474		41,808	64,941
Thomas B. Mangas	11,119	13,334		88,121	112,574
Larry S. McWilliams	0	0		0	0	(7)
James C. Melville	4,229	0		0	4,229
James J. O’Connor	7,000	0		0	7,000
Frank J. Ready	30,468	12,500		245,281	288,249
John J. Roberts	0	0		0	0	(6)
Richard E. Wenz	0	0		0	0	(7)
Directors and Named Executive Officers as a group (17 persons)	37,558,207	36,216	(9)	520,798	38,115,221

(1)

Does not include vested restricted stock units (“Vested Director Restricted Stock Units”) granted to non-employee directors as part of their annual retainer for Board service that are not acquirable by the director within 60 days of April 9, 2012 under the terms of the Directors Stock Unit Plan. See Directors – Aggregate Ownership table below for further information regarding Vested Director Restricted Stock Units, including amounts held by each director.

(2)	Messrs. Grizzle, Maier, Mangas, and Ready have voting power with respect to their unvested restricted stock represented in this column.
(3)	Excludes 14,724 Vested Director Restricted Stock Units. See Directors – Aggregate Ownership table below for further information.
(4)

Mr. Bonderman is a TPG Founding Partner. Mr. Bonderman is a director, officer and shareholder of Group Advisors and may therefore be deemed to beneficially own the TPG Shares. Mr. Bonderman disclaims beneficial ownership of the TPG Shares, except to the extent of his pecuniary interest therein. The address of Mr. Bonderman is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(5)

Mr. Burns is a TPG Partner. Mr. Burns has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Burns is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(6)

Excludes 8,724 Vested Restricted Stock Units and 10,308 phantom stock units held pursuant to the 2006 Phantom Stock Unit Plan for nonemployee directors. See Directors – Aggregate Ownership table below for further information.

(7)	Excludes 8,042 Vested Director Restricted Stock Units. See Directors – Aggregate Ownership table below for further information.
(8)

Mr. Liaw is a TPG Principal. Mr. Liaw has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Liaw is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(9)	Excludes a total of 84,879 Vested Director Restricted Stock Units. See Directors – Aggregate Ownership table below for further information.

Directors – Aggregate Equity Ownership

The following table sets forth, as of April 9, 2012, for each non-employee director or non-employee director nominee, the amount of (i) Common Shares beneficially owned; (ii) Vested Director Restricted Stock Units held but not acquirable within 60 days of April 9, 2012; (iii) Unvested Restricted Stock Units held but not acquirable within 60 days of April 9, 2012; and (iv) Phantom Stock Units held. Under the terms of the Directors Stock Unit Plan, the Restricted Stock Units granted to each director as part of his retainer for Board service are not acquirable by the director until (i) for those restricted stock units granted prior to June 2011, six (6) months following the termination of his Board service, and, (ii) for those Restricted Stock Units granted during and after June 2011, at the time of the termination of his Board service. At the request of Messrs. Bonderman and Burns, and as approved by the Board, neither receives compensation for services as director. Similarly, it is expected that Mr. Liaw will not receive compensation for his services as a director should he be elected to the Board at the Annual Meeting.

Name	Common Shares	Vested Director Restricted Stock Units	Unvested Restricted Stock Units(1)		Phantom Stock Units	Total
Stan A. Askren	0	14,724	2,300		0	17,024
David Bonderman	37,470,500	0	0		0	37,470,500	(2)
Kevin R. Burns	0	0	0		0	0	(3)
James J. Gaffney	0	8,724	2,300		10,038	21,062
Tao Huang	0	8,042	2,300		0	10,342
Michael F. Johnston	0	8,042	2,300		0	10,342
Jeffrey Liaw	0	0	0		0	0	(4)
Larry S. McWilliams	0	8,042	2,300		0	10,342
James C. Melville	4,229	0	662	(5)	0	4,891

Name	Common Shares	Vested Restricted Stock Units	Unvested Restricted Stock Units(1)	Phantom Stock Units	Total
James J. O’Connor	7,000	20,539	4,448	0	31,987
John J. Roberts	0	8,724	2,300	10,038	21,062
Richard E. Wenz	0	8,042	2,300	0	10,342
Total	37,481,729	84,879	21,210	20,076	37,607,894

(1)	Under the terms of the Directors Stock Unit Plan, restricted stock units vest on the first anniversary of the grant date. The restricted stock units listed in this column will vest on June 27, 2012.
(2)

Mr. Bonderman is a TPG Founding Partner. Mr. Bonderman is a director, officer and shareholder of Group Advisors and may therefore be deemed to beneficially own the TPG Shares. Mr. Bonderman disclaims beneficial ownership of the TPG Shares, except to the extent of his pecuniary interest therein. The address of Mr. Bonderman is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)

Mr. Burns is a TPG Partner. Mr. Burns has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Burns is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)

Mr. Liaw is a TPG Principal. Mr. Liaw has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Liaw is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(5)

Mr. Melville received a pro-rated grant of restricted stock units, as provided for under the Directors Stock Unit Plan, on February 28, 2012, in connection with his appointment to the Board on February 24, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Introduction

This compensation discussion and analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Management Development and Compensation Committee (the “Compensation Committee”) made under those programs and the factors considered in making those decisions. This CD&A focuses on the compensation of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our three most highly-compensated executive officers other than the CEO and CFO (together with the CEO and CFO, the “Named Executive Officers” or “NEOs”). Our 2011 Named Executive Officers were:

Matthew J. Espe, Chief Executive Officer and President

Mr. Espe has served as our CEO since he joined us in July 2010;

Thomas B. Mangas, Senior Vice President and Chief Financial Officer

Mr. Mangas has served as our CFO since he joined us in February 2010;

Frank J. Ready, Executive Vice President and Chief Executive Officer, Armstrong Floor Products

Mr. Ready joined us in 1983 and has served as our global Armstrong Floor Products leader since March 2010;

Victor D. Grizzle, Executive Vice President and Chief Executive Officer, Armstrong Building Products

Mr. Grizzle has served as our global Armstrong Building Products leader since he joined us in January 2011; and

Donald R. Maier, Senior Vice President, Global Operations Excellence

Mr. Maier has served as our Global Operations leader since he joined us in January 2010.

Our compensation programs are designed to attract and retain talented employees and align their compensation with the long-term interests of shareholders by increasing the proportion of performance-based compensation as responsibility increases and tying significant portions of pay to longer-term performance.

2011 Compensation Decisions

During 2011, the Compensation Committee, in collaboration with its compensation consultant, Cook & Company, a nationally recognized and independent executive compensation advisory firm, and management, evaluated executive compensation best practices and made several key changes to our compensation programs in direct response to the ongoing needs of our business and current global strategies. These changes were aimed at reinforcing an appropriate balance between compensation risk and reward, and include:

•

redesigning our annual cash bonus plan, the Management Achievement Plan (“MAP”), to incorporate financial performance measures that reward management for achieving significant growth in earnings and managing cash flow; in doing so, awards under our MAP are directly aligned to the achievement of our operating plan and are distinct from our long-term incentive measures;

•

redesigning our long-term incentive equity program (“LTIP”) to expand our performance restricted awards to include a three-year performance period measured on the effective use of capital; in doing so, awards under our LTIP are directly aligned with the achievement of our strategic plan; and

•

revising the compensation peer group used to benchmark the compensation of our NEOs to ensure that the composition of the peer group is consistent with market practice and appropriate for our size and industry.

In determining fiscal 2011 compensation for each of our NEOs, the Compensation Committee evaluated and considered several key factors: competitive benchmark data; the executive’s performance, including the performance of the executive’s business unit or functional areas; and the executive’s demonstrated leadership. The Compensation Committee sought to compensate each NEO in a manner that would appropriately recognize his experience, skills and contributions toward the attainment of short- and long-term objectives. The Compensation Committee also considered the Company’s fiscal 2011 results, particularly noting the following significant areas of financial achievement:

•

EBITDA: We achieved full-year adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) of $377 million, up $74 million, or 24%, from 2010 despite no meaningful improvement in our markets. All business units contributed to this result with significant contributions from our Wood Flooring division;

•

Free Cash Flow: We achieved $170 million in Free Cash Flow (“FCF”) (net cash provided by operating activities less capital expenditures) as a result of significant cash earnings growth, and a $50 million special dividend paid to us by our WAVE joint venture. The improvement in FCF more than offset increased capital expenditures as we build our three plants in China and a mineral wool plant in the United States, and increased interest rates resulting from our 2010 dividend recapitalization and cash restructuring payments;

•

Net Sales: Our net sales of $2.86 billion were up $90 million, or 3%, from 2010. The increase resulted primarily from price and mix, as global volumes were roughly flat. 2011 marked the first time in the last three years that volumes had not declined year over year; and

•

Return on Investment: We improved our Return on Invested Capital (“ROIC”) to 7.4%, including restructuring and cost reduction charges of $36 million. This result marked our highest ROIC since our emergence from bankruptcy in 2006, and exceeded our prior, post-emergence high of 6.4% achieved in 2007.

Notwithstanding the foregoing achievements and the 24% EBITDA increase over 2010, we did not achieve the 2011 EBITDA MAP financial target payout. The EBITDA shortfall, however, was partially offset by FCF performance, which was earned at the maximum payout for achieving the 2011 MAP FCF financial target. Accordingly, MAP payments to our NEOs ranged from 101% to 109% of an individual’s target award based on the business unit and individual achievements for each NEO. In addition, despite the fact that 2011 marked our highest ROIC since our emergence from bankruptcy, we did not achieve the target ROIC for the first year of a three-year cumulative ROIC target for the 2011 – 2013 LTIP performance period. Although the potential exists for our NEOs to achieve or exceed the three-year ROIC target, performance in years two and three of the three-year performance period will need to exceed the targeted levels of ROIC contained in our strategic plan in order for our NEOs to earn targeted levels of performance-based equity under the 2011 LTIP awards.

COMPENSATION GOVERNANCE

Board and Compensation Committee

Our Board, through its Compensation Committee, designs our compensation programs to motivate our executives to lead us toward achieving short- and long-term financial and strategic goals. The Compensation Committee consists of three independent members of the Board and acts pursuant to a charter that has been approved by the Board and which is reviewed by the Compensation Committee annually. Approval of CEO compensation is reserved for the non-employee members of the Board. The Compensation Committee has responsibility for reviewing and approving compensation decisions for all of the NEOs.

Compensation Consultant

The Compensation Committee retains Cook & Company as its consultant to provide analysis, advice and recommendations with regard to executive compensation. The Compensation Committee also authorizes Cook & Company to share with, request and receive from management specified information in order to prepare for and respond to Compensation Committee meetings and requests. Cook & Company does not work with our management without the Compensation Committee’s knowledge and approval. Other than occasional immaterial assistance to our Human Resources staff in furtherance of Cook & Company’s duties to the Compensation Committee, Cook & Company does not perform any other services for us. As described in “COMPENSATION OF DIRECTORS” on pages 16 and 17, Cook & Company assisted the Board’s Nominating and Governance Committee in connection with its assessment of non-employee director compensation in 2011.

At the request of the Compensation Committee, in addition to providing general compensation advice, Cook & Company performed the following services during 2011:

•

recommended changes to our MAP and LTIP programs to align with our human resources objectives and business strategy, with such changes being subsequently approved by our shareholders at our 2011 Annual Shareholder meeting;

•	assessed our compensation peer group and recommended changes that were subsequently adopted by the Compensation Committee;

•	reviewed management’s assessment of executive officer compensation and opportunity relative to market;

•	reviewed management’s “Say on Pay” recommendations in preparation for our 2011 Annual Shareholder meeting;

•	reviewed our approach to compensation risk assessment; and

•	provided an update on marketplace practices and relevant executive compensation legislation.

CEO

Our CEO submits recommendations to the Compensation Committee regarding cash and equity compensation, performance goals and overall compensation levels for his direct reports. Acting independently, the Compensation Committee then exercises its discretion in determining and approving actual awards to these employees.

Management

Our Senior Vice President of Human Resources attends all Compensation Committee meetings and supports the Compensation Committee with its various compensation responsibilities. Our CEO routinely attends Compensation Committee meetings, and at various times throughout the year, is joined by our CFO, in order to provide information and updates regarding the Company’s performance against strategic and financial objectives. The Compensation Committee receives input and recommendations from our Senior Vice President of Human Resources regarding cash and equity compensation plus performance goals and compensation for our CEO prior to making its independent determination and recommendation to the Board regarding CEO compensation.

COMPENSATION OBJECTIVES, ELEMENTS, CHARACTERISTICS AND PROCESS

Objectives

In developing our executive compensation program, the Compensation Committee focuses on four key objectives:

•	attracting and retaining talented employees globally by offering competitive compensation packages;

•	aligning the interests of management with shareholders by ensuring that management does well only when shareholders do well;

•	paying for performance by paying more when financial and individual results meet or exceed established goals and paying less when goals are not met; and

•	further aligning shareholders’ and management’s interests, and retaining management by tying a portion of compensation to the long-term performance of the Company.

Elements and Characteristics

Our executive compensation program is comprised of the following three elements:

Element	Characteristics
Base Salary Provides a base level of compensation for performing and assuming the executive’s duties and leadership responsibility.	• Fixed cash component • Reviewed annually by the Compensation Committee

Annual Bonus (MAP) Provides an annual incentive for achieving financial results based on performance goals tied to our annual operating plan.

•   Shareholder-approved plan

•   Paid in cash, based on goal attainment

•   Goals established annually based on annual operating plan

•   Awards tied to Company, business unit and individual performance, including leadership behaviors

Long-term Incentive Compensation (LTIP)

Drives and promotes the long-term goals of our shareholders, and fosters retention, by rewarding execution and achievement of goals that are linked to our longer term strategic initiatives.

•   Shareholder-approved plan

•   Equity awards

•   Various forms

-Stock options (service-based vesting)

-Stock awards (performance-based vesting)

•   Performance-based awards tied to Company financial performance measured over a three-year performance period

Alignment of Compensation and Objectives

The following table illustrates how our executive compensation elements align with our compensation objectives:

Executive Compensation Element	Attract Talented Employees	Align Management and Shareholder Interests	Pay for Performance	Motivate and Retain Management
Base Salary	Ö		Ö
Annual Bonus (MAP)	Ö	Ö	Ö	Ö
Long-Term Incentive (LTIP)	Ö	Ö	Ö	Ö

Tax Deductibility of Compensation

The design of our annual short- and long-term incentive plans, including awards under our MAP and grants of equity under our LTIP, are intended to qualify cash and certain stock incentives as performance-based compensation under Section 162(m) of the Internal Revenue Code.

SIGNIFICANT COMPENSATION DECISIONS IN 2011

MAP and LTIP Redesign

The Compensation Committee, in conjunction with management and Cook & Company, assessed and redesigned our MAP and LTIP programs during 2011 to ensure that our incentive programs effectively align with our global strategic priorities.

The Compensation Committee established the following goals for the assessment:

•	align MAP and LTIP incentives closely with the annual operating and three-year strategic plans established by the Board;

•	establish ambitious objectives to provide meaningful short- and long-term incentives to management;

•	develop specific and measurable performance goals that are focused on positioning the Company for long-term growth; and

•	maintain consistency between incentive compensation opportunities and the overall philosophy of the executive compensation program established by the Compensation Committee.

MAP Redesign

Our MAP applies to senior and middle managers (employees with base salaries of approximately $120,000 and higher) and rewards leaders for achieving annual financial goals consistent with our operating plan. A target award is established equal to a percentage of each participant’s annual base salary. As a guide in setting the percentages, the Company considers the median award opportunity levels at comparable companies, adjusted for differences in company size. The process used for establishing the target award opportunities for our executive officers is explained more fully in “NEOS BENCHMARKING RESULTS” on page 33.

Cash incentives to our NEOs under the MAP are intended to be qualified performance-based compensation for purposes of Rule 162(m). As discussed below, at the beginning of a performance period, the Compensation Committee establishes a performance matrix that sets the maximum amount that may be paid and an expected level of compensation opportunity under the MAP to each of our NEOs at various levels of financial performance. The Compensation Committee has the discretion, at the end of the performance period, to pay MAP incentive amounts to our NEOs that are less than the maximum Section 162(m) payouts, and typically expects to exercise that discretion. The Compensation Committee also has the discretion to pay out less than the expected level of compensation opportunity to a NEO under the MAP. In determining whether and to what extent to exercise discretion to approve payments that are less than the maximum 162(m) payout, or less than the expected level of compensation opportunity, the Compensation Committee gives primary consideration to the annual incentive amount that would be payable to the NEO based upon the application of the “Expected Payout as a % of Target Bonus” column in the performance matrix shown below and considers other factors such as individual performance, the Company’s performance compared to competitors, external business conditions and the achievement of personal and strategic goals. MAP participants are told to plan on receiving no more than the expected level of compensation opportunity.

Operating income had been the primary performance measure used for MAP during the past ten years. We also used this measure as the basis for performance-based awards under our LTIP. The Compensation Committee determined the financial measures to be used for MAP should differ from those used for LTIP in order to provide a greater balance between the two incentive plans and reduce potential compensation risk. The Compensation Committee also determined that the MAP should use no more than two measures to provide clarity to participants, and should closely align with the three key elements of our business strategy:

•	win in core markets, namely North America and Western Europe;

•	reduce costs in mature markets to fund growth in emerging markets; and

•	grow in emerging markets, namely China, Russia, India and Brazil.

The Compensation Committee evaluated several financial measures and determined the two most suitable measures for MAP for 2011 were EBITDA and FCF. Both measures directly align to key elements of our operating plan and would effectively measure management’s execution of the plan. The following table reflects how the use of EBITDA and FCF aligns to several key financial performance indicators associated with our operating plan:

MAP Financial Measure	Key Financial Performance Indicators
EBITDA

•    Improved revenues

•    Improved manufacturing productivity through use of  cost saving LEAN initiatives

•    Efficient materials and energy usage

•    Improved selling, general and administrative cost structures

Free Cash Flow	• Effective cash utilization • Efficient working capital management

The Compensation Committee determined the MAP opportunity for Messrs. Espe, Mangas and Maier would be measured using a weighting of 80% corporate EBITDA and 20% corporate FCF, and the MAP opportunity for Messrs. Ready and Grizzle would be measured using a weighting of 70% for their respective worldwide business unit’s EBITDA, 10% corporate EBITDA and 20% corporate FCF. The Compensation Committee believed that this weighting placed the appropriate focus on EBITDA versus FCF and provided an effective line of sight for each of the NEOs. These weightings also provided a consistent level of alignment across the senior leadership team by having a portion of each NEO’s bonus opportunity tied to achievement of corporate EBITDA and FCF.

The Compensation Committee established individual EBITDA payout opportunity schedules for the Company’s corporate, worldwide floor products and ceilings businesses and a corporate FCF payout opportunity schedule. In developing the payout opportunity schedules, the Compensation Committee considered the amount of required year over year improvement in EBITDA, the degree of difficulty and probability of achieving the various EBITDA and FCF performance levels and the percent of incremental revenue to be split between the employees and shareholders. The following table outlines the approved threshold, target and maximum payouts, and associated financial goals for the payout opportunity schedules for our NEOs.

2011 MAP Payout Opportunity Schedules
	Financial Goal ($M)	% Achievement of Financial Target	Maximum Payout as a % of Target Bonus	Expected Payout as a % of Target Bonus
Corporate EBITDA
Threshold Payout	$349.7	80%	70%	50%
Target Payout	$427.0	100%	135%	115%
Maximum Payout	$473.3	114%	200%	200%

Worldwide Floor Products EBITDA
Threshold Payout	$84.5	56%	70%	50%
Target Payout	$149.5	100%	135%	115%
Maximum Payout	$167.2	115%	200%	200%

Worldwide Building Products EBITDA
Threshold Payout	$266.7	85%	70%	50%
Target Payout	$307.9	100%	135%	115%
Maximum Payout	$359.6	118%	200%	200%

Free Cash Flow
Threshold Payout	$115.7	84%	70%	50%
Target Payout	$138.0	100%	135%	115%
Maximum Payout	$154.7	112%	200%	200%

The Compensation Committee, in conjunction with management and Cook & Company, reviewed and discussed several factors prior to approving the scale, including that:

•	employees should be appropriately incentivized by earning more bonus opportunity as EBITDA and FCF increase;

•

an opportunity of 115% for earning targeted EBITDA and FCF would be appropriate given the degree of difficulty built into the 2011 operating plan targets and volatile market and global macroeconomic conditions; and

•	maximum payout should be capped at 200%, consistent with benchmark incentive plan designs.

The Compensation Committee also discussed and approved potential items to exclude from the EBITDA and FCF calculations when determining the award payments in order to avoid penalizing or rewarding executives for unusual events or incentivizing executives to delay actions necessary for the health of the business. The specific identified exclusions were reviewed by the Compensation Committee throughout the year and were limited to the following categories:

•	restructuring charges;

•	new financing interest-related expenses;

•	significant impairments and expenses related to plant closures;

•	discontinued businesses;

•	changes in accounting practices; and

•	other income or expenses.

LTIP Redesign

Approximately 250 of our senior and middle managers (employees with base salaries of approximately $135,000 and higher) participate in our LTIP. The goal of the LTIP program is to provide equity-based long-term incentive awards that link management compensation to shareholder returns and focus management on the long-term performance of the Company. Similar to the process used to redesign our MAP, the Compensation Committee, working in conjunction with management and Cook & Company, redesigned the LTIP program prior to approving the 2011 equity grants during its February 2011 meeting.

The Compensation Committee determined that performance-based awards should be tied to a single financial measure that aligns to our strategic plan and correlates to stock price performance over a multi-year performance period. Previously, performance-based awards granted in 2010 were earned based on the achievement of a one-year operating income goal with a two-year service vesting requirement, for a total three-year restriction period. The Compensation Committee also determined the financial measure to be used in LTIP should not duplicate the financial measures used for MAP given the respective long- and short-term nature of the two programs and to reduce compensation risk.

The Compensation Committee evaluated several financial measures and determined ROIC was most suitable for the performance-based awards for the 2011 – 2013 performance period. The Compensation Committee determined that ROIC would serve as a measure for tracking management’s performance in generating the required return on previously invested capital, and effectively allocating capital to profitable investments during the three-year performance period.

The Compensation Committee established a performance-based opportunity schedule to be used in determining the potential amount of performance-based awards to be earned by management. The Compensation Committee anchored the ROIC payout opportunity schedule using the three-year cumulative ROIC target contained in our

Board-approved strategic plan for the years 2011 through 2013. The following table outlines the approved threshold, target, and maximum performance shares that may be earned based on our achievement of the three-year cumulative ROIC results:

Three-Year Cumulative ROIC Performance Scale (2011 – 2013)
	Performance to Target	Payout Opportunity
Threshold	61%	50%
Target	100%	100%
Maximum	117%	150%

The Compensation Committee, in conjunction with management and Cook & Company, reviewed and considered several factors prior to approving the scale, including whether:

•	employees are appropriately incentivized by earning additional performance-based equity as ROIC increases;

•	the cumulative nature of the performance measure provides management an incentive to strive for earning the required ROIC throughout the full three-year period; and

•	a maximum payout cap at 150% sufficiently limits compensation risk.

Revised Compensation Peer Group

In July 2011, the Compensation Committee determined that it was appropriate and prudent to engage Cook & Company to evaluate our compensation peer group for reasonableness, since it was last evaluated in July 2008, and to recommend any necessary changes in preparation for 2012 compensation discussions.

Cook & Company, in collaboration with management and the Compensation Committee, discussed and evaluated potential peer companies based on several criteria, including, business model comparability, company size measured by revenues and market capitalization, and competition for executive talent and investor capital.

The revised peer group consists of 16 manufacturing companies in the building and construction industries and includes 13 of the 14 companies included in the previous peer group, plus an additional three companies. Stanley Black & Decker was deleted from the current peer group due to differences in company size and business model; their revenues are more than two times our revenues, and they are not considered a primary business competitor. The revised peer group, including noted additions, is reflected in the table below:

Acuity Brands, Inc.	Masco Corporation(*)	Sherwin-Williams Company

W. R. Grace & Company	Herman Miller, Incorporated	Steelcase, Incorporated

Leggett & Platt, Inc.	Mohawk Industries, Inc.	Universal Forest Products, Inc.(*)

Lennox International Inc.	Nortek, Inc.(*)	USG Corporation

Louisiana-Pacific Corporation	Owens Corning	Vulcan Materials Company

Martin Marietta Materials

(*)	Peer group additions

In terms of size, our revenues, market capitalization and number of employees approximate the median of the revised peer group.

2011 COMPENSATION PROGRAM AND AWARDS

Process

Annual Compensation Benchmarking

Annually, the Compensation Committee reviews management’s analysis of the executive officers’ base salary, target cash compensation opportunity (annual base salary plus target annual bonus), and target direct compensation opportunity (annual base salary plus annual target bonus opportunity and target long-term incentive award opportunity). Management uses as a benchmark the median of the market (50th percentile) adjusted for company size based upon revenue. This benchmark is consistent with our pay philosophy and is the same benchmark used for assessing base salaries and total cash compensation for the salaried workforce, and total direct compensation for the management team.

In general, we target executive officer pay to be at or near the 50th percentile of the benchmark, but we may exceed this target due to an individual leader’s performance and in order to competitively attract and retain the required level of global business knowledge and leadership needed to achieve our strategy.

The principal sources of market data include a compensation peer group for the CEO and CFO, the Hewitt Total Compensation Measurement and the Towers Watson Executive Compensation Database for the remaining executives. The Compensation Committee also compares the executive officers’ compensation to like positions contained in the compensation peer group disclosures to the extent meaningful comparisons to similar positions are available.

Tally Sheets and Wealth Accumulation Analysis

Throughout 2011, the Compensation Committee requested and reviewed various types of information from management, including compensation data, tally sheets, wealth accumulation analyses and related benchmark information. The Compensation Committee uses tally sheets and wealth accumulation analyses when evaluating compensation-related decisions for each executive officer. The tally sheets provide three years of information on each executive’s equity and non-equity compensation, and other compensation such as potential payments upon termination of employment. The wealth accumulation analysis is used to assess the total Armstrong-specific wealth that could be earned by each executive over a five-year period given certain stock price assumptions. The Compensation Committee reviews the executives’ tally sheets at each meeting and uses the wealth accumulation analysis when hiring key executives, designing long-term incentive compensation programs, and sizing long-term incentive grants.

Compensation Mix

The Compensation Committee also reviews the amount of at-risk performance-based compensation for each executive officer. This review is conducted as part of the annual compensation planning process. To focus our executives on delivering both short- and long-term results, a significant amount of total direct compensation (comprised of base salary, annual bonus, and long-term incentive compensation) is dependent upon achieving specified results. Our executive officers earn more compensation when financial and individual results meet or exceed goals and less when goals are not met.

The graphs below illustrate the 2011 target compensation mix for our CEO and the average target compensation mix for our other NEOs. The CEO’s target direct compensation has a greater percentage of at-risk performance-based compensation than the other NEOs. The Compensation Committee believes this difference is reasonable given the CEO’s scope of responsibility and accountability for operating and stock price performance.

NEOs Benchmarking Results

Management conducted a market analysis for the Compensation Committee’s review in February 2011 as part of the annual compensation planning process. Mr. Espe’s compensation was not assessed during this process given the lack of any new published peer data available from the time of his hire in July 2010. Mr. Grizzle’s compensation was not reviewed as he had just joined us the previous month. Mr. Maier’s compensation was not included in the Compensation Committee’s review of the NEOs compensation because he was not determined to be a NEO at the time of the review. His compensation was assessed, however, as part of the salary compensation process used for the global salary workforce.

Management used sales revenue of $3.0 billion to regress the benchmark data from the Hewitt and Towers Watson databases. The market data was not adjusted to reflect the passage of time from when the data was originally published in the prior year.

The benchmark results indicated that the respective compensation opportunities for Messrs. Mangas and Ready were within the range of 100% (50th percentile) to 120% of the benchmark. Both Messrs. Mangas and Ready were paid a base salary which approximated 109% of the median. Their MAP and LTIP targets of 75% and 200%, respectively, approximated the median of the benchmark.

The following table provides the total targeted cash compensation opportunity (base salary plus target MAP opportunity) and the total targeted direct compensation opportunity (total cash compensation opportunity plus total direct compensation opportunity) for each of our NEOs in 2011:

NEO	Base Salary	Target MAP Opportunity	Total Cash Compensation Opportunity	Target LTIP Opportunity	Total Direct Compensation Opportunity
Mr. Espe	$980,000	$980,000	$1,960,000	$3,000,000	$4,960,000
Mr. Mangas	$500,000	$375,000	$875,000	$1,000,000	$1,875,000
Mr. Ready	$500,000	$375,000	$875,000	$1,000,000	$1,875,000
Mr. Grizzle	$450,000	$337,500	$787,500	$675,000	$1,462,500
Mr. Maier	$400,000	$200,000	$600,000	$600,000	$1,200,000

Base Salary

The Compensation Committee determined that, despite their individual strong performance in 2010, none of the NEOs would receive a base salary increase in 2011. The Compensation Committee’s decision was largely driven by the competitiveness of each NEO’s base salary compensation compared to the compensation benchmark.

Company Financial Performance

Corporate EBITDA

We achieved full-year adjusted EBITDA of $377 million, up $74 million, or 24%, from 2010, which reflects a margin improvement of 250 basis points from 2010 on only a 1% increase in sales. Our fiscal 2011 operating income was $239 million.

Floor Products Worldwide EBITDA

Our worldwide Floor Products business achieved EBITDA of $120 million in 2011, which increased by more than 70% from 2010. The 2011 results were primarily driven by cost reductions and productivity improvements which totaled approximately $185 million since mid-year 2008.

Building Products Worldwide EBITDA

Our worldwide Building Products business achieved EBITDA of $289 million in 2011, an increase of 15% from 2010, and a record EBITDA margin of 23.7%. 2011 performance reflected record profits in the Americas and an aggressive growth plan in Europe, which resulted in a 26% increase in Building Products Europe EBITDA over 2010.

Free Cash Flow

We achieved $170 million in FCF for 2011 as a result of significant cash earnings growth, and a $50 million special dividend paid by our WAVE joint venture to each of Armstrong and its joint venture partner, Worthington Industries. The improvement in FCF more than offset increased capital expenditures as we build our three plants in China and a mineral wool plant in the United States, and increased interest rates resulting from our 2010 dividend recapitalization and cash restructuring payments.

NEOs Individual Performance

The Compensation Committee evaluated the individual 2011 performance of each NEO, with input from Mr. Espe, to determine the appropriate amount of discretion to apply to each executive’s 2011 MAP payment. Mr. Espe was not present for the discussion and evaluation of his performance, which was conducted by the Board. Among other performance measures considered, the Compensation Committee particularly noted the following key 2011 individual accomplishments:

Mr. Espe

•   Developed and drove alignment of the Company’s operating and strategic plans with emphasis on winning in core markets and growing emerging markets

•   Achieved improved financial results including EBITDA, FCF, and ROIC

•   Strengthened senior management leadership team by filling key vacancies and upgraded the organization through the implementation of a robust talent review process

Mr. Mangas	• Drove EBITDA, FCF, and ROIC improvements • Directed a second year of general and administrative cost reductions • Integral leader for establishing aggressive but appropriate 2011 financial targets

Mr. Ready

•    Achieved business unit goals for the worldwide Floor Products business, including a 70% improvement in EBITDA from 2010, despite a continued weak residential housing market and declines in the European economy

•    Oversaw the construction of two new plants in China.

Mr. Grizzle

•    During his first year with the Company, led the achievement of business unit goals for the worldwide Building Products business, including a 15% improvement in EBITDA from 2010

•    Oversaw the construction of two new plants, one a mineral wool facility in the U.S., and the other in China.

•    Led the acquisition of a metal ceilings manufacturer in Canada, which allowed us to accelerate the growth of our Architectural Specialties business.

Mr. Maier	• Led program for improving manufacturing productivity, successfully negotiating several U.S. labor contracts, and directing our global safety culture

MAP Awards

After the conclusion of the annual incentive performance period, December 31, 2011, the Compensation Committee reviewed and certified the attained corporate, Worldwide Floor Products and Worldwide Building Products EBITDA results and corporate FCF results. Our NEOs’ annual incentive payments were determined by comparing the actual EBITDA and FCF results for their respective business units with the financial targets established at the beginning of the year.

The awards for Messrs. Espe, Mangas, and Maier were calculated using a weighting of 80% corporate EBITDA achievement and 20% FCF achievement. The following graphs reflect the maximum and expected payment opportunities based on the actual achieved results for each measure:

•	76.8% corporate EBITDA payout, weighted 80%

•	200% FCF payout, weighted 20%

•	Combined weighted payout of 101%

Mr. Espe: The Compensation Committee set Mr. Espe’s 2011 annual incentive award payment under the MAP at the combined weighted payout level of 101% of target bonus, or $989,800.

Mr. Mangas: The Compensation Committee set Mr. Mangas’s 2011 annual incentive award payment at 106% of target bonus, or $398,000, which award amounts to $19,000 above the combined weighted payout level and reflects Mr. Mangas’s strong individual performance during 2011.

Mr. Maier: The Compensation Committee set Mr. Maier’s 2011 annual incentive award payment at 106% of target bonus, or $212,000, which award amounts to $10,000 above the combined weighted MAP payout level and reflects Mr. Maier’s strong individual performance during 2011.

Mr. Ready: Mr. Ready’s bonus was calculated using a weighting of 70% worldwide Floor Products achievement, 10% corporate EBITDA achievement, and 20% FCF achievement. The Compensation Committee set Mr. Ready’s 2011 annual incentive award payment under the MAP at the combined weighted payout level of 108% of target bonus, or $405,000. The following graph reflects the earned bonus based on the actual achieved results:

•	86.3% worldwide Floor Products EBITDA payout, weighted 70%

•	76.8% corporate EBITDA payout, weighted 10%

•	200% FCF payout, weighted 20%

•	Combined weighted payout of 108%

Mr. Grizzle: Mr. Grizzle’s bonus was calculated using a weighting of 70% worldwide Building Products achievement, 10% corporate EBITDA achievement, and 20% FCF achievement. The Compensation Committee set Mr. Grizzle’s 2011 annual incentive award payment under the MAP at the combined weighted payout level of 109% of target bonus, or $352,500. The following graph reflects the earned bonus based on the actual achieved results:

•	87.9% worldwide Building Products EBITDA payout, weighted 70%

•	76.8% corporate EBITDA payout, weighted 10%

•	200% FCF payout, weighted 20%

•	Combined weighted payout of 109%

LTIP Grants

During 2011, the Compensation Committee approved long-term incentive grants for the 2011 – 2013 performance period, effective March 2, 2011. The grants to our NEOs were comprised of 60% stock options and 40% performance-based restricted stock.

The number of stock options granted to each NEO was determined using a Black-Scholes value of $17.29. The exercise price for the stock options is $41.47. The stock options vest and become exercisable in three equal installments at the first, second, and third anniversaries of the date of grant. The assumptions used to determine the valuation of our option awards are set forth in Note 24 “Share-Based Compensation Plans” in the Notes to Consolidated Financial Statements for the year ended December 31, 2011, as filed as part of the Company’s Annual Report on Form 10-K.

The Compensation Committee established a performance schedule to be used in determining the potential amount of performance-based restricted stock awards to be earned by management. The Compensation Committee anchored the ROIC payout opportunity schedule using the three-year cumulative ROIC target contained in our Board-approved strategic plan for the years 2011 through 2013. Our NEOs have an opportunity to earn 100% of the target number of performance-based restricted shares if the Company achieves 100% of the three-year cumulative ROIC target during 2011 – 2013 performance cycle. A threshold achievement of 61% of the ROIC target would result in our NEOs earning 50% of the target number of performance-based restricted shares; a maximum of 150% of the target number of performance-based restricted shares may be earned if the Company achieves 117% of the ROIC target for the cumulative three-year period. Any cash dividends declared will be accrued in a non-interest bearing account and paid when the restrictions on the underlying shares, to the extent awarded, lapse.

At the time of the 2011 annual grant, Mr. Maier was not an elected officer of the Company, therefore, his 2011 LTIP grant was in the form of 40% performance restricted stock units and 60% non-qualified stock options.

New Hire Equity Grant

Mr. Grizzle received a one-time, special grant upon commencement of his employment, effective January 17, 2011, consisting of 14,385 stock options and 5,862 restricted stock units with a grant value of approximately $500,000. The stock options vest and restrictions will lapse on the restricted stock units in three equal installments, one, two and three years from the effective date of the grant.

Retention Equity Grant

During 2011, Mr. Espe recommended to the Compensation Committee that Mr. Maier be fully integrated into the senior management team due to his strong performance as our Global Operations leader and the positive impact of Mr. Maier’s leadership on the Company. In connection with the change in Mr. Maier’s status and, in recognition of his performance, he was granted a special equity award, effective November 1, 2011. The grant consisted of 15,504 stock options and 4,140 restricted stock units with a grant value of approximately $400,000. The stock options vest and restrictions will lapse on the restricted stock units in three equal installments, one, two and three years from the effective date of the grant.

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Benefits

We offer a comprehensive package of health, welfare, and retirement benefits that are competitive with those offered by other large employers to help us attract and retain talented employees. The benefit plans for executives are generally the same as those provided to other salaried employees, except that executives:

•	pay approximately 40% more in health care premiums than those paid by most salaried employees with comparable coverage;

•	are eligible to receive enhanced company-paid long-term disability benefits; and

•	are eligible for non-qualified retirement benefits.

We implemented a strategy to curtail future benefits under our Defined Benefit pension plan for all salaried employees. Employees who were hired before January 1, 2005 and who had a specific combination of age and service remained eligible to participate in the Company’s qualified defined benefit pension plan, the Retirement Income Plan (“RIP”). In addition, a nonqualified pension plan, the Retirement Benefit Equity Plan (“RBEP”), pays any benefit that cannot be paid under the RIP due to statutory limits. Mr. Ready is the only Named Executive Officer who met the qualifications to remain in the RIP and RBEP plans.

For salaried employees who do not participate in the RIP, we provide a 401(k) match of 100% Company match on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions, up to a maximum company match of $16,500 for 2011. Messrs. Espe, Mangas, Grizzle, and Maier are eligible to participate in this program.

An unfunded, nonqualified deferred compensation plan, the Armstrong Nonqualified Deferred Compensation Plan (“NQDCP”), was established for managers ineligible to participate in the Retirement Income Plan, allowing a deferral of up to an additional 8% of earnings exceeding $206,250 in 2011 (based on the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year). Messrs. Espe, Mangas, Grizzle, and Maier are eligible to participate in this plan. Participants also receive a Company match identical to the 401(k) company match.

Since Mr. Ready remained eligible for the RIP and RBEP benefits, he is eligible for a lesser amount of Company match than Messrs. Espe, Mangas, Grizzle, and Maier. He is eligible to receive a 401(k) match which provides a 50% company match on the first 6% of employee contributions, up to a maximum company match of $8,250 for 2011.

Mr. Ready also participates in a split dollar life insurance policy entered into in 1997. Armstrong ceased paying the premiums on the policy for Mr. Ready in 2006. Armstrong retains a collateral interest in the policy’s cash value equal to the premiums paid by the Company. At Mr. Ready’s 62nd birthday, Armstrong will be reimbursed for amounts paid in premiums for the policy.

The following table summarizes the retirement benefits for our Named Executive Officers:

Retirement Benefits for 2011 Named Executive Officers
Named Executive Officer	RIP	RBEP	401(k) Company Match	NQDCP
Matthew J. Espe	N/A	N/A	Up to 6% of qualified earnings	Up to 6% of qualified earnings above $206,250

Thomas B. Mangas	N/A	N/A	Up to 6% of qualified earnings	Up to 6% of qualified earnings above $206,250

Frank J. Ready	✓	✓	Up to 3% of qualified earnings	N/A

Victor D. Grizzle	N/A	N/A	Up to 6% of qualified earnings	Up to 6% of qualified earnings above $206,250

Donald R. Maier	N/A	N/A	Up to 6% of qualified earnings	Up to 6% of qualified earnings above $206,250

Perquisites

We provide two executive perquisites: a company-paid yearly physical examination and an annual reimbursement of up to $4,500 for personal financial planning and tax preparation services. Perquisites’ values are not considered for purposes of determining any annual or long-term incentive award or benefit coverage.

Change in Control (“CIC”) Agreements

The Compensation Committee provides individual CIC Agreements to the Named Executive Officers to establish a competitive level of financial security in the event of a CIC. Effective August 28, 2009, a CIC occurred under the terms of the CIC Agreement for Mr. Ready by reason of the transaction consummated by Armor TPG and the Trust. If Mr. Ready was involuntarily terminated without cause or terminated for good reason, CIC payments would be triggered under his agreement. By its terms, Mr. Ready’s CIC Agreement will continue in effect until September 1, 2012. Details of his CIC benefits are provided in the “Potential Payments upon Termination or Change in Control” table of the Compensation Discussion and Analysis and are summarized in the table below.

The Compensation Committee also provided CIC Agreements to Messrs. Espe and Mangas in 2010, and Messrs. Grizzle and Maier in 2011. The benefits provided to Messrs. Espe, Mangas, Grizzle and Maier in the event of a CIC are substantially lower than those provided by Mr. Ready’s CIC Agreement. The Compensation Committee determined the level of CIC benefits for Messrs. Espe, Mangas, Grizzle and Maier based on research conducted by Cook & Company in 2010 and an assessment of contemporary market practices.

Key Components to Change in Control Agreement for 2011 Named Executive Officers(1)
Term	Messrs. Espe, Mangas, Grizzle, Maier	Mr. Ready
Term of Agreement	Fixed one-year term that automatically renews for an additional year unless notice is given within 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term	Expires September 1, 2012

Severance Benefits	2.5 times base salary plus target bonus for Mr. Espe, two times base salary plus target bonus for Messrs. Mangas, Grizzle, and Maier	Three times base salary plus best bonus out of prior three years or current year’s target bonus

Pro rata Bonus	Based on actual results achieved in the bonus plan year during which the termination occurs if a change in control termination occurs prior to the completion of a bonus plan year	Based on target bonus, provided a minimum performance threshold is met

Accelerated Equity Vesting	Double-trigger accelerated vesting (requires a CIC and termination of employment) for stock options and restricted stock to vest if assumed by the acquirer; cash-out equity if not assumed by the acquirer	Single-trigger accelerated vesting (only requires a CIC) for stock options and restricted stock to vest

280G Taxation	Any amounts paid under the Change in Control Agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Internal Revenue Code Section 280G, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount	Full Excise Tax Gross-Up

(1)

Content not intended to be a full list of CIC benefits. Details of CIC benefits are provided in the “Potential Payments upon Termination or Change in Control” table of the Compensation Discussion and Analysis.

In addition to the changes in key provisions, the CIC Agreements for Messrs. Espe, Mangas, Grizzle and Maier are subject to restrictive conditions by which a change-in-control would be triggered. The Compensation Committee determined that the CIC conditions are appropriate given our current ownership structure.

Stock Ownership Guidelines

The Compensation Committee instituted stock ownership guidelines for our executive officers in August 2010 to ensure that our NEOs have significant long-term value creation tied to stock price appreciation. Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation.

The stock ownership guidelines for our executive officers are calculated as a fixed number of shares using a required ownership multiple, the executive’s annualized base salary as of a certain date, and the stock price as of a fixed date. The required ownership multiple for our CEO is five times annual base pay and is three times annual base pay for the other executive officers.

Stock ownership guidelines must be met within five years from the date of adoption of the guidelines for Messrs. Espe, Mangas and Ready since they were hired prior to the adoption of the guidelines, and within five years from his date of hire for Mr. Grizzle. Mr. Maier’s ownership requirements must be met by 2017, since he was first subjected to the guidelines beginning in 2012.

Shares may be counted toward the policy’s ownership guidelines whether held directly by the executive or owned jointly with a partner, provided that shares are vested. For stock options, the value must exceed the exercise price (“in-the-money” options). We include unexercised stock options in the calculation.

The Compensation Committee last reviewed the executive officer’s progress toward meeting the ownership requirements in February 2012. As of the date of the review, Mr. Ready has met his ownership requirements. The remaining NEOs have not yet met their ownership requirements due to their limited tenure, but are projected to reach the required level within the required five-year period, assuming conservative growth in stock price.

Recoupment Policy

In order to further align management’s interests with the interests of shareholders and support good governance practices, we expanded our recoupment policy applicable to short- and long-term incentive awards. In the event we are required to prepare an accounting restatement due to a material noncompliance with any financial reporting requirement under the security laws as a result of fraud, misconduct, or gross negligence, our Company may exercise its discretion and take action to recoup the amount of any awards, including stock-based awards, which exceed the payment that would have been made based on the restated financial results.

Prohibition on Derivative Trading

All members of senior management, including our Named Executive Officers and certain other employees and directors, are required to clear any transaction involving Company stock with our General Counsel prior to entering into such transaction.

Our company prohibits derivative transactions in our Company stock, including:

•	Trading in any puts, calls, covered calls, or other derivative products involving Company securities;

•	Engaging in any hedging or monetization transaction with respect to Company securities; or,

•	Holding company securities in a margin account or pledging Company securities as collateral for a loan.

Beginning in 2011, we permitted senior management to utilize stock trading plans that comply with Rule 10b5-1 of the Exchange Act. All such plans are subject to Company pre-approval and the ability to enter into such plans remains subject to prohibitions on trading while in possession of material non-public information.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the annual meeting of shareholders on June 24, 2011, 92% of our shareholders approved, on a non-binding advisory basis, the compensation of our executive officers, including our compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in our 2011 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this most recent favorable advisory vote on executive compensation, the Compensation Committee notes that our current executive compensation program has been effective in implementing our stated compensation philosophy and objectives. The Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. While no changes were implemented as a result of the vote, the Compensation Committee intends to continue paying close attention to the advice and counsel of its compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to “Communication with the Board” on page 12 for information about communicating with the Board.

Also at the annual meeting of shareholders on June 24, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every three years until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Armstrong’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Management Development and Compensation Committee

Stan A. Askren, Chair

James J. Gaffney

Larry S. McWilliams

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act or the Exchange Act, except to the extent that Armstrong specifically incorporates it by reference therein.

SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers during fiscal 2011 (collectively “Named Executive Officers”). The table also sets forth the information regarding the fiscal 2010 and 2009 compensation for Mr. Ready because he was a Named Executive Officer in those fiscal years. Fiscal 2010 was the first year Messrs. Espe and Mangas met the criteria for inclusion in the Summary Compensation Table. Fiscal 2011 was the first year that Messrs. Grizzle and Maier met the criteria for inclusion in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)		Total ($)
Matthew J. Espe	2011	980,000	—	1,200,017	1,800,312	989,800	—	66,670	(4)	5,036,799
Chief Executive Officer and President	2010	415,758	3,867,758	2,600,000	3,500,000	266,042	—	—		10,649,558

Thomas B. Mangas	2011	500,000	—	400,020	600,015	398,000	—	72,976	(4)	1,971,011
Senior Vice President and Chief Financial Officer	2010	458,333	500,000	682,600	1,729,741	591,900	—	34,008		3,996,583

Frank J. Ready	2011	500,000	—	400,020	600,015	405,000	742,888	9,810	(4)	2,657,733
Executive Vice President and CEO, Armstrong Floor Products	2010	500,000	—	892,636	600,278	615,000	334,041	9,810		2,951,765
	2009	450,000	—	240,248	320,277	441,000	78,567	10,489		1,540,581

Victor D. Grizzle	2011	431,250	—	520,025	654,774	352,500	—	74,952	(5)	2,033,501
Executive Vice President and CEO, Armstrong Building Products

Donald R. Maier	2011	400,000	—	400,039	600,014	212,000	—	34,500	(4)	1,646,553
Senior Vice President, Global Operations Excellence

(1)

The amounts reflect the aggregate grant date fair value of stock and option awards granted in the fiscal year, computed in accordance with FASB ASC Topic 718, rather than the dollar amount recognized for financial statement purposes for the fiscal year. The assumptions used to determine the valuation of our option awards are set forth in Note 24 “Share-Based Compensation Plans” in the Notes to Consolidated Financial Statements in our Annual Report or Form 10-K for the year ended December 31, 2011. The potential maximum fair value of the performance restricted award at the grant date market price would be $ 1,800,026 for Mr. Espe, $600,030 for Messrs. Mangas and Ready, $405,017 for Mr. Grizzle and $360,042 for Mr. Maier.

(2)

The 2011 amounts disclosed are the awards under the 2011 Management Achievement Plan. As specified under the Management Achievement Plan, award amounts are subject to a mandatory reduction of up to $20,000 to the extent a corresponding contribution can be made to the Bonus Replacement Retirement Plan which is a qualified, tax-deferred profit sharing plan. For 2011, $20,000 reduction was made for Mr. Ready, a $18,000 reduction was made for Mr. Maier and for Messrs. Espe and Mangas a $16,000 reduction was made. The Management Achievement Plan payments were approved by the Management Development and Compensation Committee at its February 24, 2012 meeting.

(3)

The amounts shown in the “All Other Compensation” column include: (i) Company matching contribution to the Savings and Investment Plan (and for Messrs. Espe, Mangas and Maier to the Armstrong Nonqualified Deferred Compensation Plan); (ii) premiums for long-term disability insurance; (iii) relocation expenses (available only for Mr. Grizzle), and (iv) personal benefits (“perquisites”) consisting of medical examinations and financial planning expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual. For each person the total value of all such perquisites did not reach $10,000, and is not included in the amount shown.

(4)

Messrs. Espe, Mangas, Ready and Maier each received a Company matching contribution under the Savings and Investment Plan in amounts as follows: Mr. Espe – $16,500, Mr. Mangas – $16,500; Mr. Ready – $8,250; and Mr. Maier – $14,500. Under the Armstrong Nonqualified Deferred Compensation Plan each was credited a Company matching contribution equal to the following: Mr. Espe – $49,000; Mr. Mangas – $53,139; and Mr. Maier – $20,000.

(5)	Mr. Grizzle received $74,205 in relocation reimbursements in accordance with the Company’s relocation policy.

GRANTS OF PLAN-BASED AWARDS

The table below shows information on annual incentive compensation, restricted stock, stock options and performance restricted share awards which were provided to each of the Company’s Named Executive Officers in 2011. There is no assurance that the Grant Date Fair Value of Stock and Option Awards will be realized by the executive.

Name		Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Matthew J. Espe	(1)	N/A	490,000	980,000	1,960,000
	(2)	3/2/2011								104,107	41.47	1,800,312
	(2)	3/2/2011				14,469	28,937	43,406				1,200,017

Thomas B. Mangas	(1)	N/A	187,500	375,000	750,000
	(2)	3/2/2011								34,703	41.47	600,015
	(2)	3/2/2011				4,823	9,646	14,469				400,020

Frank J. Ready	(1)	N/A	187,500	375,000	750,000
	(2)	3/2/2011								34,703	41.47	600,015
	(2)	3/2/2011				4,823	9,646	14,469				400,020

Victor D. Grizzle	(1)	N/A	161,750	323,500	647,000
	(3)	1/17/2011								14,385	42.65	249,773
	(3)	1/17/2011							5,862			250,014
	(2)	3/2/2011								23,424	41.47	405,001
	(2)	3/2/2011				3,256	6,511	9,767				270,011

Donald R. Maier	(1)	N/A	100,000	200,000	400,000
	(2)	3/2/2011								20,822	41.47	360,012
	(2)	3/2/2011				2,894	5,788	8,682				240,028
	(4)	11/1/2011								15,504	38.65	240,002
	(4)	11/1/2011							4,140			160,011

(1)

The amounts shown represent the 2011 participation by the Named Executive Officers in the Management Achievement Plan (“MAP”). The actual payouts approved by the Committee on February 24, 2012 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Mr. Grizzle’s MAP target was prorated for 2011 based on his hire date with the Company.

(2)

On March 2, 2011, the Committee authorized a grant of 40% performance restricted shares and 60% non-qualified stock options to the officers of the Company. The exercise price was $41.47. The stock options vest and become exercisable in three installments one, two and three years from the effective date of the grant. The performance restricted shares have a three-year performance period. The performance shares are based on Return on Invested Capital (ROIC); the participants earn 100% of the performance restricted shares if the Company achieves 100% of the ROIC target. Any cash dividends declared will be accrued in a non-interest bearing account and paid when the restrictions on the underlying shares lapse. At the time of grant, Mr. Maier was not an elected officer of the Company, and therefore his grant was in the form of 40% performance restricted stock units and 60% non-qualified stock options.

(3)

Mr. Grizzle received a one-time special grant upon hire. Mr. Grizzle received 14,385 stock options and 5,862 restricted stock units. The stock options will vest and restrictions will lapse on the restricted stock units in three equal installments one, two and three years from the effective date of the grant.

(4)

Mr. Maier received an off-cycle grant on November 1, 2011. Mr. Maier received 15,504 stock options and 4,140 restricted stock units. The stock options will vest and restrictions will lapse on the restricted stock units in three equal installments one, two and three years from the effective date of the grant.

(5)

The assumptions used to calculate these values for the 2011 grants are set forth in Note 24 to the Company’s Consolidated Financial Statements in our Annual Report or Form 10-K for the year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexercisable stock options, unvested restricted stock and performance restricted share awards held by the Company’s Named Executive Officers on December 31, 2011.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(4)
		Exercisable	Unexercisable
Matthew J. Espe	8/10/2010	98,283	196,568	(1)	28.83	08/10/20
	3/2/2011		104,107	(1)	41.47	03/02/21
							19,536	857,044
									39,958	(6)	1,752,957
									28,937	(7)	1,269,466

Thomas B. Mangas	3/2/2010		65,114	(2)	26.21	03/02/20
	4/1/2010	27,425	54,850	(1)	29.23	04/01/20
	3/2/2011		34,703	(1)	41.47	03/02/21
							20,000	877,400
									9,646	(7)	423,170

Frank J. Ready	10/2/2006	113,356			22.55	10/02/16
	2/23/2009	87,448			10.34	02/23/19
	4/1/2010	16,455	32,910	(1)	29.23	04/01/20
	3/2/2011		34,703	(1)	41.47	03/02/21
							12,500	548,375
									11,036	(5)	484,149
									9,646	(7)	423,170

Victor D. Grizzle	1/17/2011		14,385	(1)	42.65	01/17/21
	3/2/2011		23,424	(1)	41.47	03/02/21
							5,862	257,166
									6,511	(7)	285,638

Donald R. Maier	3/2/2010	10,852	21,705	(1)	26.21	03/02/20
	4/1/2010	6,582	13,164	(3)	29.23	04/01/20
	3/2/2011		20,822	(1)	41.47	03/02/21
	11/1/2011		15,504	(1)	38.65	11/01/21
							4,667	204,741
									6,622	(5)	290,507
									5,788	(7)	253,920
							4,140	181,622

(1)	Grant will vest in three equal installments 1, 2 and 3 years from the date of grant.
(2)	Grant will vest in three equal installments 2, 3, and 4 years from the date of grant.
(3)	Grant vested or will vest in three equal installments starting on April 1, 2011, April 1, 2012 and December 1, 2012.
(4)	The 2011 year-end closing market price of the Company’s common stock was used to determine the values shown in these columns.
(5)	The number of Common Shares reflected in this column are the maximum shares, since the performance goal has already been achieved. The awards will vest on December 31, 2012.
(6)

Mr. Espe’s 39,958 performance restricted stock units (“PRSU”) will vest as follows: (i) 50% of the PRSU (19,979 units) will vest on December 31, 2012 since the stock price target of $42.73 has been achieved; (ii) 50% of the PRSU (19,979 units) will vest on December 31, 2013 if the stock price target of $57.73 has been achieved; and if the PRSU do not vest in accordance with clause (i) and / or clause (ii), the PRSU will vest when the applicable stock price target is achieved, but only if they are achieved no later than December 31, 2014.
(7)	The number of Common Shares reflected in this column represents the target shares if the Return on Invested Capital (ROIC) goal is achieved. The awards will vest on December 31, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table shows the exercise of stock options made by each of the Named Executive Officers during 2011 as well as stock awards held by each of the Named Executive Officers that became free of restrictions during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Matthew J. Espe	—	—	9,767	343,408

Thomas B. Mangas	—	—	—	—

Frank J. Ready	—	—	—	—

Victor D. Grizzle	—	—	—	—

Donald R. Maier	—	—	5,644	247,826

(1)	The value realized on the lapse of restrictions was based on the stock price on the date of vesting.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the Retirement Income Plan and the nonqualified Retirement Benefit Equity Plan as of December 31, 2011. The amounts were determined using the same interest rate and mortality rate assumptions used in the Company’s Consolidated Financial Statements in our Annual Report or Form 10-K for the year ended December 31, 2011. Information regarding the Retirement Income Plan and Retirement Benefit Equity Plan can be found in Note 18 to the Company’s Consolidated Financial Statements our Annual Report or Form 10-K for the year ended December 31, 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Matthew J. Espe	Not eligible

Thomas B. Mangas	Not eligible

Frank J. Ready	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	28.5	1,174,875	0
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	28.5	1,334,273	0

Victor. D. Grizzle	Not eligible

Donald R. Maier	Not eligible

An unfunded, nonqualified defined benefit pension plan, the Retirement Benefit Equity Plan (“RBEP”), has been established to pay any benefit which cannot be paid under the qualified pension plan (“RIP”) by reason of Internal Revenue Code limitations. All pension benefits are paid by the Company. The pension plans were closed to new salaried participants effective January 1, 2005. Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit.

In addition, Mr. Ready may qualify for an additional annuity payment under the ESOP Pension Account (the “EPA”) to the extent such benefit can be paid under the qualified pension plan. The EPA was established in 2000 to restore a portion of the value lost by a broad group of employees who had purchased shares of Company stock and received Company contributions of additional shares which were intended to help fund the cost of their retiree health care coverage. The starting EPA balance was determined by multiplying the number of ESOP shares held by the participant by $47.75 which was the guaranteed value of the original ESOP convertible preferred shares. The EPA is credited with interest annually using the November 30-year Treasury bond rate. Interest is credited up to the date the participant commences regular pension benefits under the RIP.

Participants in the defined benefit pension plan may retire as early as age 55 provided the participant is vested under the plan. Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year. Normal retirement date is the first of the month nearest the participant’s 65th birthday. Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65. An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and Total Service totals 90 points (the “Rule of 90”). The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to February 28, 2006. Employees receive credit for post-March 1, 2006 age and service for Rule of 90 eligibility. The Present Value of Accumulated Benefit shown for Mr. Ready reflects the actuarial value of his respective Rule of 90 pension benefit.

The normal form of benefit payment is a monthly annuity. Except for payments having a lump sum present value of $10,000 or less under the qualified plan, no lump sum payments are permitted. Various forms of annuity payments (including life, joint and survivor, period certain and level income options) are available under the pension plans. The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of payment. The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•

the participant’s Average Final Compensation (the “AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment;

•	the participant’s number of years of Total Service (credited years of employment with the Company) used to calculate the pension amount; and

•

the participant’s Adjusted Covered Compensation (the “ACC”), which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit.

The unreduced annual life annuity pension is the sum of the following four calculations, each of which may not be less than zero:

1.	AFC x 0.009 x Total Service to a maximum of 35 years; plus

2.	(AFC – ACC) x 0.005 x Total Service to 35 years; plus

3.	(AFC – 2 x ACC) x 0.0015 x Total Service to 35 years; plus

4.	AFC x 0.012 x Total Service over 35 years.

To the extent the participant is eligible for an EPA pension benefit that can be paid from the qualified pension plan (RIP), all or the allowable portion of the calculated EPA annuity will be added to the regular pension amount. EPA annuity amounts that cannot be paid from the qualified plan are forfeited.

Special provisions apply if the qualified pension plan is terminated within five years following an Extraordinary Event, as this term is defined in the RIP. Upon the occurrence of such an event, plan liabilities would first be satisfied, and then remaining plan assets would be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with Armstrong until retirement. The Named Executive Officers who are eligible for RIP pension benefits would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the table above are as follows:

•	Discount rate used to value benefit obligations equals 4.85%;

•	RP2000CH Mortality Table projected to 2011;

•	EPA interest rate of 4.19%;

•	1994 GAR (RR 2001-62) Mortality Table for EPA annuity conversion; and

•	Retirement at age 65, or Rule of 90 eligibility, as specified.

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the executive contributions, earnings and account balances for the Named Executive Officers who participate in the Company’s nonqualified deferred compensation plans.

Name	Executive Contributions in 2011(1) ($)	Registrant Contributions in 2011(2) ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/11 ($)
Matthew J. Espe	$65,333	$49,000	$(2,209)	0	$112,124
Thomas B. Mangas	70,852	53,139	(4,245)	0	158,570
Frank J. Ready	0	0	(194)	0	2,848
Victor D. Grizzle	Does not participate
Donald. R. Maier	26,667	20,000	(189)	0	46,478

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	The amount in this column is also reported in the All Other Compensation column of the Summary Compensation Table.

Armstrong maintains two nonqualified deferred compensation plans that apply to certain of the Company’s Named Executive Officers. The Armstrong Deferred Compensation Plan, which was established in 1985, was closed to new deferrals of base salary and annual incentive compensation starting in 2001. The plan is partially funded with Company-owned life insurance policies held in a grantor trust. These policies were purchased by the Company prior to 1996. Mr. Ready is the only Named Executive Officer participant in this plan. Participants may transfer account balances between any of the plan’s available investment options.

Investment Option	2011 Return
Fidelity Magellan Fund	-11.55%
Fidelity OTC Portfolio Fund	-0.42%
Fidelity Asset Manager Fund	-0.65%
Spartan 500 Index	2.03%
Moody’s Average Corporate Bond Yield	4.74%

The normal form of payout is a 15-year annuity with monthly payments starting on a post-employment date selected by the participant (minimum age 55) but in no event commencing later than the participant’s 65th birthday. Requests for single sum payments are subject to approval by the Company.

If a participant resigns or is discharged for willful, deliberate or gross misconduct, the participant may be paid a single sum amount equal to 94% of the account balance (subject to Company approval) and would forfeit the remaining account balance. If a participant dies before commencing annuity payments, a survivor benefit will be paid to the participant’s designated beneficiary (or estate) as a ten-year annuity. The present value of the survivor benefit is the greater of the participant’s account balance or an amount equal to three times the participant’s actual deferrals. If the participant dies after commencing annuity payments, the remaining payments will be made to the participant’s designated beneficiary or estate.

As explained under the Pension Benefits section, the Company’s defined benefit pension plans were closed to new salaried participants effective January 1, 2005 and existing salaried participants who did not meet the age and service requirements as of March 1, 2006. The Named Executive Officers who fall into this category are eligible to participate in a 401(k) savings plan with an enhanced Company match. Armstrong matches 100% on the first 4% of employee contributions and 50% on the next 4% of employee contributions in the enhanced plan. The Armstrong Nonqualified Deferred Compensation Plan was established to provide benefits similar to the 401(k) as it applies to eligible managers whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year. For 2011, the eligible earnings limit was $206,250. A participant may elect to defer up to 8% of eligible base salary earnings and up to 8% of eligible annual incentive earnings. The Company matching contribution will be the same as that provided under the qualified 401(k) savings plan with the enhanced Company match. Messrs. Espe, Mangas and Maier are the only Named Executive Officers who participated in this unfunded, nonqualified plan. Participants may transfer account balances between any of the plan’s available investment options listed below on a daily basis.

Investment Option	2011 Return
Davis New York Venture Fund	-4.55%
Fidelity Capital Appreciation Fund	-2.67%
Fidelity Diversified International Fund	-13.78%
Fidelity Low-Priced Stock Fund	-0.06%
Fidelity OTC Portfolio	-0.42%
Goldman Sachs Mid Cap Value Inst.	-6.26%
Invesco Van Kampen Common Stock	-1.72%
Neuberger Berman Genesis Fund	4.70%
Rainier Small / Mid Cap Equity Portfolio	-2.27%
Spartan 500 Index	2.09%
Spartan Extended Market Index	-3.82%
Spartan International Index	-12.15%
T. Rowe Price Global Stock	-11.55%

Fidelity Freedom Funds	2011 Return	Fidelity Freedom Funds	2011 Return
Freedom Income Fund	2.12%	2030	-3.09%
2010	-0.19%	2035	-4.53%
2015	-0.34%	2040	-4.64%
2020	-1.24%	2045	-4.95%
2025	-2.50%	2050	-5.50%

Participants become 100% vested in the Company match account after completing three years of continuous employment having worked at least 1,000 hours in each year.

Except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120 monthly installments commencing after the date of the participant’s termination of employment. All elections must comply with the Internal Revenue Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single sum at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

The Company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate or gross misconduct or where the participant has engaged in conduct that is injurious to the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2011.

Each of the Named Executive Officers who participate in the Company’s Pension Benefits and / or Nonqualified Deferred Compensation plans are eligible for the benefits shown in the accompanying tables and related narrative disclosures.

Matthew J. Espe

Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements
Cash Severance	—	—	$1,960,000	$1,960,000	$4,900,000	Not Applicable
Health & Welfare Benefit Continuation	—	—	12,268	12,268	79,818
Outplacement Support	—	—	14,000	14,000	30,000
Pro-rated Bonus	—	—	980,000	980,000	980,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	3,022,424
Restricted Stock	—	—	857,044	857,044	857,044
Stock Options	—	—	—	—	1,728,033
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Taxes & Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$3,823,312	$3,823,312	$11,597,319	Not Applicable

Thomas B. Mangas

Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements
Cash Severance	—	—	$875,000	$875,000	$1,750,000	Not Applicable
Health & Welfare Benefit Continuation	—	—	3,699	3,699	66,275
Outplacement Support	—	—	14,000	14,000	30,000
Pro-rated Bonus	—	—	375,000	375,000	375,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	423,170
Restricted Stock	—	—	292,437	292,437	877,400
Stock Options	—	—	294,322	294,322	2,036,204
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Taxes & Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$1,854,458	$1,854,458	$5,558,049	Not Applicable

Frank J. Ready

Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements
Cash Severance	—	—	$500,000	$500,000	$3,345,000	$3,345,000
Health & Welfare Benefit Continuation	—	—	—	—	97,923	97,923
Outplacement Support	—	—	14,000	14,000	30,000	30,000
Pro-rated Bonus	—	—	375,000	375,000	375,000	375,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	907,758	907,758
Restricted Stock	—	—	—	—	548,375	548,375
Stock Options	—	—	—	—	565,090	565,090
Change in Control Lump Sum Retirement Payment	—	—	—	—	901,588	1,055,255
Excise Taxes & Gross-Up	—	—	—	—	1,428,548	1,479,770

Total	—	—	$889,000	$889,000	$8,199,282	$8,404,171

Victor D. Grizzle

Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements
Cash Severance	—	—	$450,000	$450,000	$1,575,000	Not Applicable
Health & Welfare Benefit Continuation	—	—	4,020	4,020	64,659
Outplacement Support	—	—	14,000	14,000	30,000
Pro-rated Bonus	—	—	323,500	323,5000	323,500
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	285,638
Restricted Stock	—	—	—	—	257,166
Stock Options	—	—	—	—	73,676
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Taxes & Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$791,520	$791,520	$2,609,639	Not Applicable

Donald R. Maier

Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements
Cash Severance	—	—	$200,000	$200,000	$1,200,000	Not Applicable
Health & Welfare Benefit Continuation	—	—	—	—	70,078
Outplacement Support	—	—	14,000	14,000	30,000
Pro-rated Bonus	—	—	200,000	200,000	200,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	544,427
Restricted Stock	—	—	—	—	386,363
Stock Options	—	—	—	—	789,339
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Taxes & Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$414,000	$414,000	$3,220,207	Not Applicable

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of the Named Executive Officers in the event of a voluntary resignation or an involuntary termination for Cause. Cause is defined as (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the Board of Directors, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, or (iii) the executive’s conviction of any felony.

Involuntary Termination without Cause

Effective August 28, 2009, a Change in Control occurred under the terms of the Change in Control agreement with Mr. Ready by reason of the transactions consummated by Armor TPG and the Trust. As a result, an involuntary termination without Cause or a termination for Good Reason effective December 31, 2011 involving Mr. Ready would trigger the payment of the amounts shown in the Change in Control without Pension Enhancements column.

Severance benefits for executive participants provide two weeks of base salary severance per year of credited service with a minimum of eight weeks and a maximum of 52 weeks. The Severance Pay Committee reserves the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance payment exceed two times the participant’s annual compensation.

In the event of involuntary termination where severance applies, all salaried employees are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the employee is eligible for and elects retiree health care coverage. In addition, senior executives are eligible for twelve months of executive outplacement support provided by an outside service provider.

Pursuant to Mr. Espe’s Employment Agreement, he will be entitled to the following severance pay and benefits, conditioned on the execution of a release and his compliance with certain restrictive covenants: (1) payment of 200% of his base salary, (2) welfare benefit continuation for 24 months (3) a pro rata bonus and (4) accelerated vesting of the replacement restricted stock unit grant. Mr. Espe will be subject to a two-year non competition and non-solicit action agreement following his termination of employment.

Mr. Mangas’ offer letter stated the first tranche of his initial one-time special equity award would vest upon an involuntary termination (16,666 stock options and 6,666 shares of restricted stock). Any remaining unvested stock options or shares from the initial equity award would be forfeited. Health care and life insurance would continue at the active employee contribution levels for twelve months. Additionally, the Company would provide six months of executive outplacement services.

Termination for Good Reason

Termination for Good Reason is defined in each executive’s Individual Change in Control Agreement and includes any one of the following events:

(i)	the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities;

(ii)	a reduction by the Company in the executive’s annual base salary;

(iii)	failure by the Company to pay to the executive any portion of the executive’s current compensation; or

(iv)	failure by the Company to continue in effect any compensation or benefit plan in which the executive participates immediately prior to a Change in Control which is material to the executive’s total compensation unless an equitable arrangement has been made.

Change in Control

The Company entered into new Change in Control agreements in 2011 with Messrs. Grizzle and Maier. The Change in Control agreements have a fixed one year term that automatically renews for an additional year unless notice within ninety days prior to the anniversary of intent not to renew. The agreements automatically continue for two years if a change in control occurs during the term. The Company also has Change in Control Agreements with Messrs. Espe, Mangas and Ready. These agreements provide severance benefits in the event of a termination of employment following a Change in Control of Armstrong World Industries, Inc. The purpose of the agreements is to foster stability among this group of executives in the face of a possible Change in Control. Effective August 28, 2009, a Change in Control was deemed to have occurred under the terms of the Change in Control agreement for Mr. Ready. Mr. Ready’s Change in Control agreement will continue in effect until September 1, 2012.

Severance benefits for Messrs. Espe, Mangas, Grizzle and Maier, which are payable in the event of the executive’s termination following a Change in Control, include:

(i)	a lump sum cash severance payment equal to, the sum of the executive’s annual base salary and target annual bonus for the year of termination, or if no target has been set as of the Date of Termination, the target bonus for the year immediately prior to the year in which the Date of Termination occurs times the applicable multiple, which is 250% for Mr. Espe, 200% for Messrs. Mangas, Grizzle and Maier;

(ii)	a lump sum payment of the portion of the executive’s annual target bonus applicable to the year of termination calculated by multiplying the target bonus by the fraction obtained by dividing the number of full and partial months completed during such uncompleted performance award period by 12 multiplied by the applicable business unit achievement factor;

(iii)	continuation of life, disability, accident and health insurance benefits at active employee contribution levels for a number of months following termination, which shall be reduced to the extent comparable benefits are made available to the executive by a subsequent employer without cost. The number of months is 30 for Mr. Espe, 24 for Messrs. Mangas, Grizzle and Maier;

(iv)	eligibility for post-retirement health care and life insurance benefits had the executive terminated employment during the period of twenty-four months after the actual date of termination;

(v)	for Mr. Espe, payment for unused vacation which would have been earned had the executive continued employment through December 31 of the year of termination; for Messrs. Mangas, Grizzle and Maier, payment for unused but earned vacation through the date of termination;

(vi)	Company payment of reasonable fees for executive outplacement support for up to 30 months for Mr. Espe, and 24 months for Messrs. Mangas, Grizzle and Maier, where the cost shall not exceed $30,000;

(vii)	if the Change in Control payment would be subject to the Excise Tax imposed by Section 4999 of the Code, the amounts and benefits payable shall be reduced by an amount that would result in no Excise Tax being imposed, unless the amounts and benefits the executive would receive after such reduction would be greater than the amounts and benefits the executive would receive if there were no reduction and the Excise Tax were paid by the executive; and

(viii)	payment of legal fees incurred in connection with a good faith dispute involving the Change in Control agreement.

Under the terms of the Change in Control agreements with Messrs. Espe, Mangas, Grizzle and Maier certain stock-based benefits are accelerated upon the occurrence of a Change in Control termination. Accelerated benefits include accelerated vesting of all unvested stock options and unvested restricted stock awards. In addition, all unearned performance restricted shares held by the executive would be deemed to have been earned to the target level under the stock plan and would become free of restrictions.

Under the old form of Change in Control Agreement with Mr. Ready, Change in Control severance benefits are payable if the executive is involuntarily terminated or terminates employment for Good Reason within three years following a Change in Control.

Severance benefits for Mr. Ready, which are payable in the event of the executive’s termination following a Change in Control, include:

(i)	a lump sum cash severance payment equal to the sum of the executive’s annual base salary and the higher of the executive’s highest annual bonus earned in the three years prior to termination or prior to the Change in Control multiplied by three;

(ii)

a lump sum payment of the portion of the executive’s annual target bonus applicable to the year of termination calculated by multiplying the target bonus by the fraction obtained by dividing the number of full and partial months completed contingent on the achievement of the pre-established performance goal as determined by the Management Development and Compensation Committee;

(iii)	three additional years of age and service credit for the purpose of calculating pension benefits where the incremental actuarial present value is paid as a lump sum cash payment;

(iv)	continuation of life, disability, accident and health insurance benefits at active employee contributions for three years following termination which shall be reduced to the extent comparable benefits are made available to the executive by a subsequent employer without cost;

(v)	eligibility for post-retirement health care and life insurance benefits had the executive terminated employment during the period of three years after the actual date of termination;

(vi)	payment for unused vacation which would have been earned had the executive continued employment through December 31 of the year of termination;

(vii)	Company payment of reasonable fees for executive outplacement support for up to three years where the cost shall not exceed 20% of the executive’s annual base salary at the time of the Change in Control;

(viii)	full reimbursement for the payment of any applicable excise taxes including tax gross-up under Section 4999 of the Internal Revenue Code; and

(ix)	payment of legal fees incurred in connection with a good faith dispute involving the Change in Control agreement.

Under the terms of the Change in Control agreements, certain stock-based benefits are accelerated upon the occurrence of a Change in Control. Accelerated benefits include accelerated vesting of all unvested stock options and unvested restricted stock awards. All unearned performance restricted shares held by the executive would be deemed to have been earned to the maximum extent permitted under the stock plan and would become free of restrictions.

The tables above refer to a Change in Control with and without Pension Enhancements. The Pension Enhancements relate to Change in Control benefits that were part of the Company’s defined benefit pension plan and include plan amendments that suspended these benefits effective March 1, 2004 to the extent legally permitted. The Pension Enhancements provided for five years of additional service for benefit determination, immediate payments with no actuarial reduction and a Social Security bridge payable to age 62 for employees who would be involuntarily terminated within two years following a Change in Control of the Company. Eligibility requirements were age 50 and either 10 years or 15 years of Company service depending on the enhancement.

Taking into account the Company’s amendments to freeze the accrued benefit enhancements under the qualified pension plan and eliminate past and future benefit enhancements under the nonqualified pension plan, the Company would be required to include such amended enhancements in the calculation of the Change in Control Lump Sum Retirement Payment for Mr. Ready. This situation would occur (i) in the event of a business combination with an interested shareholder of the Company which has not been approved by a majority of disinterested directors or (ii) where a person or group acquires beneficial ownership of 28% or more of the outstanding Company Common Shares and within five years thereafter, disinterested directors no longer constitute a majority of the Board. The Board determined that this condition was not triggered on August 28, 2009 as a result of the transaction consummated by Armor TPG and the Trust.

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2011. In making this selection, the Audit Committee considered KPMG’s qualifications, discussed with KPMG its independence, and reviewed the audit and non-audit services provided by KPMG to the Company.

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2011 with the Company’s management. The Audit Committee also discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received and reviewed the written disclosures and the letter from the independent auditor required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as amended, and has discussed with the auditor the auditor’s independence.

Based on that review and those discussions, the Audit Committee recommended to the Board that the audited financial statements be included in Armstrong’s Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the Audit Committee

John J. Roberts (Chair)

Tao Huang

Larry S. McWilliams

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2011 and 2010 and fees billed for other services rendered by KPMG. All fees in 2011 and 2010 were pre-approved by the Audit Committee.

	(amounts in thousands)
	2011	2010
Audit Fees(1)	$4,026	$4,050
Audit Related Fees(2)	195	233

Audit and Audit Related Fees Subtotal	4,221	4,283
Tax Fees(3)	1,082	730
All Other Fees

Total Fees	$5,303	$5,013

(1)

Audit Fees are for services rendered in connection with the integrated audit of Armstrong’s consolidated financial statements as of and for the year, for which a portion of the billings occurred the following year. Audit fees were also incurred for reviews of consolidated financial statements included in Armstrong’s quarterly reports on Form 10-Q and services normally provided in connection with statutory and regulatory filings.

(2)

Audit Related Fees consisted principally of fees for audits of financial statements of certain employee benefit plans, accounting research assistance on technical topics and other matters with respect to non-U.S. statutory financial statements.

(3)	Tax Fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and other tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG was and is independent of the Company in all respects.

Audit Committee Pre-Approval Policy

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board selected KPMG to audit our consolidated financial statements and our internal control over financial reporting for 2012. In accordance with past practice, this selection will be presented to the shareholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the shareholders.

A representative of KPMG will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transaction that may arise is required to be reviewed and approved by the Nominating and Governance Committee, a Board committee composed of independent directors, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, shareholders owning more than 5% of the Company’s outstanding Common Shares, or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Exchange Act. The Chair of the Nominating and Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Nominating and Governance Committee at its next regular meeting.

Mr. Bonderman is a stockholder, director and officer of various TPG entities that ultimately control Armor TPG. Mr. Burns is a partner, and Mr. Liaw is a principal, of TPG Capital, L.P., an affiliate of Armor TPG. Armor TPG is a shareholder of the Company owning approximately 13% of the Company’s outstanding Common Shares. The Trust and Armor TPG together beneficially own approximately 63% of the Company’s outstanding Common Shares.

The Trust and Armor TPG entered into a Shareholders’ Agreement as described under “Item 1 – Election of Directors.” The current Trust-selected directors are Michael F. Johnston and Richard E. Wenz, and the current Armor TPG-selected directors are David Bonderman and Kevin R. Burns. On January 25, 2012, Mr. Bonderman informed the Board of his intention to not stand for reelection as a director when his term expires at this meeting. Under the terms of the Shareholders’ Agreement, Armor TPG has designated Jeffrey Liaw as Mr. Bonderman’s replacement for nomination at this meeting.

In the Shareholders’ Agreement, the Trust acknowledges that it would be beneficial to the Company for Armor TPG to make available to the Company certain of its operations and field operations professionals (“TPG Consultants”) to assist the Company management and/or the Board in connection with the evaluation or improvement of the Company’s operations. The Shareholders’ Agreement provides that subject to Board authorization, Armor TPG may make TPG Consultants available for the aforementioned purpose, with Armor TPG to be reimbursed for the actual time and expenses of work performed by such TPG Consultants.

While each of Messrs. Huang, Johnston, McWilliams and Wenz were nominated by the Trust, only Messrs. Johnston and Wenz have been named as Trust designees pursuant to the Shareholders Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period January 1, 2011 through December 31, 2011 (“Reporting Period”) were made on a timely basis, except that Form 4 filings to report the annual grants of stock units following the 2011 Annual Meeting of Shareholders to Directors Askren, Gaffney, Huang, Johnston, McWilliams, O’Connor, Roberts and Wenz were not filed on a timely basis.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to submit shareholder proposals for the 2013 Annual Meeting of Shareholders for inclusion in the Company’s 2013 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than December 27, 2012.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Mark A. Hershey, Corporate Secretary, 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an Annual Meeting. To be properly brought before the 2013 Annual Meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in Lancaster (see above), not less than 90 days prior to the first anniversary of the date of this Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the By-laws (and not pursuant to SEC Rule 14a-8) must be received no later than March 25, 2013. All director nominations and shareholder proposals must comply with the requirements of our By-laws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2013 Annual Meeting of Shareholders is more than 30 calendar days before or after the first anniversary of this Annual Meeting, your proposal must be received by the Corporate Secretary by close of business on the fifteenth day following the day we publicly announce the date of the 2013 Annual Meeting of Shareholders. Any shareholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2013 Annual Meeting, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by SEC Rule 14a-4(c).

The Articles provide that, so long as the Trust continues to own at least 20% of the outstanding Common Shares, it is not subject to the foregoing limitations regarding nominating directors and proposing matters for action at shareholder meetings prescribed in our Bylaws.

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Shareholders, including financial statements, is being furnished simultaneously with this Proxy Statement to all shareholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2011, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to shareholders upon written request to:

Investor Relations

Armstrong World Industries, Inc.

P.O. Box 3001

Lancaster, PA 17604

Our Annual Report is also available at www.proxyvote.com, or www.armstrong.com – Company Information – Investor Relations – SEC Filings – 10-K. The Form 10-K will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to shareholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

DIRECTIONS TO MEETING

To 2500 Columbia Avenue, Lancaster, PA 17603 from nearby airports:

From Baltimore:

Take I-195 West

Merge onto I-95 N via Exit 4A toward I-695 / Baltimore

Merge onto I-695 N / Baltimore Beltway Inner Loop via Exit 49B on the left toward I-70 / I-83 – Towson

Merge onto I-83 N via Exit 24 toward Timonium / York PA (crossing into Pennsylvania)

Take the PA-124 Exit – Exit 18 – toward Prospect Street

Merge onto PA-124 E / Mt. Rose Avenue toward E. Prospect

Turn left onto Haines Road

Haines Road becomes Memory Lane

Merge onto US-30 E

Take the Centerville Road Exit (Bob Evans Restaurant)

Turn left onto Centerville Road

Turn left onto Columbia Avenue / PA-462

Proceed approx.  3/4 mile – Armstrong’s Campus will be located on the right side of the road at a traffic light

From Harrisburg:

Travel South on Route 283

Take Route 30 West and proceed approx. 2 miles to the Millersville/Rohrerstown Road Exit (Route 741)

At the end of the exit ramp, turn left (South) onto (Route 741) Rohrerstown Road

Drive approx. 3 miles to Columbia Avenue – turn right onto Columbia Avenue

Proceed approx.  1/4 mile – Armstrong’s Corporate Campus will be located on the left at the traffic light

From Lancaster:

As you leave the airport, turn right on Airport Road to Route 501

At traffic light, turn left on Route 501 South

Travel approx. 4 miles South on Route 501 to Route 30 West

From 30 West, proceed approx. 2 miles to the Millersville / Rohrerstown Road Exit (Route 741)

At the end of the exit ramp, turn left (South) onto Rohrerstown Road (Route 741)

Drive approx. 3 miles to Columbia Avenue – turn right onto Columbia Avenue

Proceed approx.  1/4 mile – Armstrong’s Corporate Campus will be located on the left at the traffic light

From Philadelphia:

Travel West on the Pennsylvania Turnpike and take exit 286 (old exit 21) (Lancaster-Reading exit)

Travel South on Route 222 for approx. 9 miles

Bear right (West) on Route 30, proceed approx. 3 miles on Route 30 to Millersville/Rohrerstown Road Exit (Route 741)

At the end of the exit ramp, turn left (South) onto Rohrerstown Road (Route 741)

Drive approx. 3 miles to Columbia Avenue – turn right onto Columbia Avenue

Proceed approx.  1/4 mile – Armstrong’s Corporate Campus will be located on the left at the traffic light

From Reading:

Travel south to Lancaster on Route 222 for approx. 26 miles

Bear right (West) on Route 30, proceed approx. 3 miles on Route 30 to the Millersville/Rohrerstown Road Exit (Route 741)

At the end of the exit ramp, turn left (South) onto (Route 741) Rohrerstown Road

Drive approx. 3 miles to Columbia Avenue – turn right onto Columbia Avenue

Proceed approx.  1/4 mile – Armstrong’s Corporate Campus will be located on the left at the traffic light

ARMSTRONG WORLD INDUSTRIES, INC. CHRIS PARISI 2500 COLUMBIA AVENUE LANCASTER, PA 17603	VOTE BY INTERNET - www.proxyvote.com
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Stan A. Askren 02 Kevin R. Burns 03 Matthew J. Espe 04 James J. Gaffney 05 Tao Huang
06	Michael F. Johnston 07 Jeffrey Liaw 08 Larry S. McWilliams 09 James C. Melville 10 James J. O’Connor
11	John J. Roberts 12 Richard E. Wenz

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2012.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. In their discretion, the proxy holders are authorized to vote such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

ARMSTRONG WORLD INDUSTRIES, INC.

Annual Meeting of Shareholders

June 22, 2012 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Matthew J. Espe and James J. O’Connor as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the common shares of Armstrong World Industries, Inc. held of record by the undersigned on April 9, 2012, at the Annual Meeting of Shareholders to be held on June 22, 2012 at 8:00 a.m., or any adjournment of postponement thereof.

Continued and to be signed on reverse side